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                                                                    EXHIBIT 10.8
                      AGREEMENT AND PLAN OF STOCK PURCHASE

                                  BY AND AMONG

                        COMPASS KNOWLEDGE HOLDINGS, INC.
                                   AS "CKHI",

                            COMPASS ACQUISITION CORP.
                           AS THE "ACQUISITION CORP",

               LARRY G. ROWEDDER, NANCY ROWEDDER, TAMMY ANDERSON,
     MIKE ROWEDDER, GINA ROWEDDER, JACQUELYN ROWEDDER, LARRY G. ROWEDDER AS
           CUSTODIAN FOR JESSICA ANDERSON UNDER THE OHIO TRANSFERS TO MINORS ACT AND MICHAEL RUTHERFORD COLLECTIVELY THE "STOCKHOLDERS",

                                       AND

                                  JAMITA, INC.

                            AS "JAMITA" OR "COMPANY"

                             DATED: August 15, 2000


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                                TABLE OF CONTENTS
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
ARTICLE I............................................................................1
DEFINITIONS..........................................................................1

      1.1    Defined Terms...........................................................1

ARTICLE 2............................................................................7
THE PURCHASE OF THE STOCKHOLDER SHARES...............................................7

      2.1    Purchase and Sale of Shares.............................................7
      2.2    Acquisition Consideration...............................................7
      2.3    Capital Adjustments....................................................10
      2.4    Chief Executive Officer ...............................................11
      2.5    Registration Rights....................................................11
      2.6    Pledge Agreement.......................................................11

ARTICLE 3 ..........................................................................11
CLOSING AND EFFECTIVE TIME..........................................................11

      3.1    Closing................................................................11
      3.2    Deliveries at Closing..................................................11

ARTICLE 4...........................................................................12
REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS AND JAMITA.......................12

      4.1    Organization; Capitalization...........................................12
      4.2    Authorization..........................................................13
      4.3    Consents and Approvals.................................................13
      4.4    Title to Assets........................................................13
      4.5    Facilities.............................................................13
      4.6    Contracts; No Defaults.................................................13
      4.7    No Conflict or Violation...............................................14
      4.8    Jamita Financial Statements............................................15
      4.9    Absence of Certain Changes or Events...................................15
      4.10   No Undisclosed Liabilities.............................................16
      4.11   Accounts Receivable and Payable........................................17
      4.12   Inventories............................................................17
      4.13   Intellectual Property Rights...........................................17
      4.14   Litigation.............................................................18
      4.15   Labor Matters..........................................................18
      4.16   Taxes..................................................................18
      4.17   Severance Arrangements.................................................19
      4.18   Insurance..............................................................19
      4.19   Purchase Commitments...................................................20
      4.20   Suppliers..............................................................20
      4.21   Bank Accounts..........................................................20
      4.22   Employee Benefit Plans.................................................20
      4.23   No Brokers.............................................................20
      4.24   No Other Agreements to Sell the Assets or Capital Stock of Jamita......20
      4.25   Books and Records......................................................20
      4.26   Material Misstatements Or Omissions....................................20
      4.27   Investments............................................................20
      4.28   Insider Interests......................................................20
      4.29   Complaince with Laws and Orders........................................21
      4.30   Securities Act of 1933.................................................21
      4.31   Definition of Knowledge................................................21

ARTICLE 5...........................................................................22
REPRESENTATIONS AND WARRANTIES OF THE BUYER.........................................22

      5.1    Organization of Buyer..................................................22

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
      5.2    Authorization..........................................................22
      5.3    No Conflict or Violation...............................................22
      5.4    Disclosure.............................................................22
      5.5    Consents and Approvals.................................................23
      5.6    No Undisclosed Liabilities.............................................23
      5.7    Capitalization.........................................................23
      5.8    Litigation.............................................................23
      5.9    Compliance with Law; permits...........................................23
      5.10   No Brokers.............................................................24
      5.11   Material Misstatements or Omissions....................................24
      5.12   Definition of Knowledge................................................24

ARTICLE 6...........................................................................24
COVENANTS OF THE STOCKHOLDERS, JAMITA, AND THE BUYER................................24

      6.1    Further Assurances.....................................................24
      6.2    Conduct of Business....................................................25
      6.3    Records................................................................26
      6.4    Access of the Buyer....................................................26
      6.5    Financial Statements...................................................27
      6.6    Notification of Certain Matters........................................27
      6.7    No Mergers, Consolidations, Sale of Stock Etc..........................27
      6.8    Payment of Indebtedness by Affiliates..................................27
      6.9    Approval of Stockholders...............................................27

ARTICLE 7...........................................................................28
CONDITIONS TO THE STOCKHOLDERS' OBLIGATIONS.........................................28

      7.1    Representations, Warranties and Covenants..............................28
      7.2    No Governmental Proceedings or Litigation..............................28
      7.3    Due Diligence..........................................................28
      7.4    No Injunction..........................................................28
      7.5    Certificates...........................................................28
      7.6    Corporate Documents....................................................28
      7.7    Employment Agreement...................................................28
      7.8    Escrow Agreement.......................................................28
      7.9    Pledge Agreement.......................................................28
      7.10   Registration Rights Agreement..........................................28
      7.11   Initial Consideration..................................................28
      7.12   Closing Deliveries.....................................................29
      7.13   Mutual General Release.................................................29

ARTICLE 8...........................................................................29
CONDITIONS TO THE BUYER'S OBLIGATION................................................29

      8.1    Representations, Warranties and Covenants..............................29
      8.2    No Governmental Proceedings or Litigation..............................29
      8.3    Due Diligence and Audit................................................29
      8.4    No Injunction..........................................................29
      8.5    Certificates...........................................................29
      8.6    Liens..................................................................29
      8.7    401(k) Plan............................................................29
      8.8    Resignation of Officers and Directors..................................29
      8.9    General Release........................................................29
      8.10   Escrow Agreement.......................................................30
      8.11   Employment Agreement...................................................30
      8.12   Closing Deliveries.....................................................30

ARTICLE 9...........................................................................30
ACTIONS BY THE STOCKHOLDERS AND THE BUYER AFTER THE CLOSING.........................30

      9.1    Books and Records......................................................30


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
      9.2    Survival of Representations, Etc.......................................30
      9.3    Indemnification........................................................30
      9.4    Certain Tax Matters....................................................34

ARTICLE 10..........................................................................35
MISCELLANEOUS.......................................................................35

      10.1   Termination............................................................35
      10.2   Assignment.............................................................36
      10.3   Notices; Transfer of Funds.............................................36
      10.4   Choice of Law..........................................................36
      10.5   Submission to Jurisdiction.............................................37
      10.6   Entire Agreement, Amendments and Waivers...............................37
      10.7   Multiple Counterparts..................................................37
      10.8   Expenses...............................................................37
      10.9   Invalidity.............................................................37
      10.10  Titles;Gender..........................................................37
      10.11  Publicity..............................................................37
      10.12  Cumulative Remedies....................................................38

                                LIST OF EXHIBITS

         Escrow Agreement                                                       Exhibit A
         Earnout Illustration                                                   Exhibit B
         Registration Rights Agreement                                          Exhibit C
         Pledge Agreement                                                       Exhibit D
         Employment Agreements for Mr. Rutherford and Mr. Rowedder              Exhibit E
         Mutual General Releases                                                Exhibit F
         Conditional Termination Agreement                                      Exhibit G

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                      AGREEMENT AND PLAN OF STOCK PURCHASE

         This Agreement and Plan of Stock Purchase (the "'Agreement") is entered this 15th day of August, 2000, by and among COMPASS KNOWLEDGE HOLDINGS, INC., a Nevada corporation ("CKHI") and COMPASS ACQUISITION CORP., a Florida corporation (the "Acquisition Corp"), a wholly owned subsidiary of CKHI (CKHI and the Acquisition Corp shall sometimes be hereinafter collectively known as the "Buyer") and LARRY G. ROWEDDER, NANCY ROWEDDER, TAMMY ANDERSON, MIKE ROWEDDER, GINA ROWEDDER, JACQUELYN ROWEDDER, LARRY G. ROWEDDER AS CUSTODIAN FOR JESSICA ANDERSON UNDER THE OHIO TRANSFERS TO MINORS ACT and MICHAEL RUTHERFORD (collectively the "Stockholders") and JAMITA, INC., a Ohio corporation (hereinafter "Company" or "Jamita").

                                   BACKGROUND

         A. Jamita is organized under the laws of the State of Ohio and has no subsidiaries.

         B. The Stockholders own 100% of all of the issued and outstanding capital stock of Jamita (the "Jamita Shares").

         C. The parties wish to provide for the terms and conditions upon which Buyer will purchase all of the capital stock of Jamita owned by the Stockholders.

         D. The Boards of Directors of Buyer and Jamita have approved the terms of this Agreement.

         E. The Buyer, the Stockholders and Jamita desire to make certain representations, warranties, covenants, and agreements in connection with the transactions contemplated by this Agreement.

                               TERMS OF AGREEMENT

         In consideration of the mutual covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I

                               CERTAIN DEFINITIONS

         1.1 CERTAIN DEFINED TERMS. As used herein, the terms below shall have the following meanings. Any of these terms, unless the context otherwise requires, may be used in the singular or plural depending upon the reference.

                  "Acquisition Consideration" shall mean the consideration paid to the Stockholders by the Buyer as set forth in Section 2.2 of this Agreement.

                  "Affiliate" shall have the meaning set forth in the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

                  "Assets" shall mean all of Jamita's, right, title and interest in and to all properties, assets and rights of any kind, whether tangible or intangible, real or personal, owned by Jamita or in which Jamita has any interest whatsoever, including, without limitation, all of Jamita's, right, title and interest in the following:



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                  (a) all accounts and notes receivable, refunds or deposits and prepaid expenses (including, without limitation, any prepaid insurance premiums);

                  (b) all Contract Rights;

                  (c) all Leases;

                  (d) all Leasehold Estates;

                  (e) all Leasehold Improvements;

                  (f) all Fixtures and Equipment;

                  (g) all Inventory;

                  (h) all Books and Records;

                  (i) all Intellectual Property Rights;

                  (j) all Claims which Jamita may have or hereafter acquire against any Person;

                  (k) all Insurance Policies;

                  (l) all Permits;

                  (m) all computers and software and software licenses; and

                  (n) all available supplies, sales literature, promotional literature, customer, supplier and distributor lists, art work, display units, telephone and fax numbers and purchasing records of Jamita; and guaranties made by suppliers in connection with the Assets or services furnished to Jamita.

                  "Benefit Arrangement" shall mean any employment, consulting, severance or other similar contract, arrangement or policy and each plan, arrangement (written or oral), program, agreement or commitment providing for insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, life, health, disability or accident benefits (including, without limitation, any "voluntary employees' beneficiary association" as defined in Section 501(c)(9) of the Code providing for the same or other benefits) or for deferred compensation, profit-sharing bonuses, stock options, stock appreciation rights, stock purchases or other forms of incentive compensation or post-retirement insurance, compensation or benefits that (i) is not a Welfare Plan, Pension Plan or Multiemployer Plan, (ii) is entered into, maintained, contributed to or required to be contributed to, as the case may be, by Jamita, or an ERISA Affiliate or under which Jamita, or any ERISA Affiliate may incur any liability, and (iii) covers any employee or former employee of Jamita or any ERISA Affiliate (with respect to their relationship with such entities).

                  "Books and Records" shall mean all books, records, lists, ledgers, files, reports, plans, drawings and operating records of any kind pertaining to Jamita, including, without limitation, all corporate and tax books and records of Jamita.

                  "Buyer Material Adverse Effect" shall mean a Material Adverse Effect on the financial condition, business, earnings, results of operations, assets, liabilities or operations of the Buyer, taken as a whole resulting from other than a general deterioration in the economy or events or conditions not particular to Buyer.




                                       2
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                  "CKHI Financial Statements" shall mean (i) CKHI's consolidated audited balance sheet dated December 31, 1999 and the related statements of income, shareholders' equity, and cash flows for such year then ended.

                  "CKHI Stock" shall mean shares of CKHI's common stock, par value $.001 per share.

                  "Claims" shall mean all claims, causes of action, choses in action, rights of recovery and rights of set-off of whatever kind or description against any Person arising out of or relating to the Assets or relating to Jamita, or its business.

                  "Closing Balance Sheet" shall mean the unaudited balance sheet of Jamita, dated the Effective Date.

                  "Code" shall mean the Internal Revenue Code of 1986, as amended, and the Treasury Regulations.

                  "Company Material Adverse Effect" shall mean a Material Adverse Effect on the financial condition, business, earnings, results of operations, Assets, liabilities or operations of Jamita resulting from other than a general deterioration in the economy or events or conditions not particular to Jamita.

                  "Contract" shall mean any of the agreements, contracts, Leases, notes, loans, evidence of indebtedness, purchase orders, letters of credit, franchise agreements, undertakings, covenants not to compete, employment agreements, licenses, instruments, obligations, commitments, policies, purchase and sales orders, quotations and other executory commitments to which Jamita is a party or to which any of the Assets is subject, whether oral or written, express or implied.

                  "Contract Rights" shall mean all of the rights and obligations under each Contract with respect to Jamita.

                  "Disclosure Schedules" shall mean the schedules executed and delivered by Jamita and the Stockholders to the Buyer which set forth any exceptions to the representations and warranties contained in Article 4 hereof and certain other information called for by Article 4 hereof and other provisions of this Agreement. Unless otherwise specified, each reference in
Article 4 to any numbered section is a reference to that numbered section which is included in the Disclosure Schedules. The Disclosure Schedules will be attached collectively to this Agreement and shall become a material part hereof.

                  "Employee Plans" shall mean all Jamita Benefit Arrangements, Multiemployer Plans, Pension Plans and Welfare Plans.

                  "Encumbrance" shall mean any claim, lien, pledge, option, charge, easement, security interest, deed of trust, mortgage, right-of-way, encroachment, building or use restriction, conditional sales agreement, encumbrance or other rights of third parties, whether voluntarily incurred or arising by operation of law, and includes, without limitation, any agreement to give any of the foregoing in the future and any contingent sale or other title retention agreement or lease in the nature thereof.

                  "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

                  "ERISA Affiliate" shall mean any entity which is (or at any relevant time was) a member of a "controlled group of corporations" with or under "common control" with Jamita as defined in Section 414(b) or (c) of the Code.




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                  "Escrow Agent" shall have the meaning set forth in the Escrow
Agreement.

                  "Escrowed Payment" shall mean the Escrowed Stock.

                  "Escrowed Stock" shall mean the CKHI Stock which shall be deposited at Closing with the Escrow Agent in accordance with Section 2.2.1(b) of this Agreement.

                  "Excluded Assets" shall mean those assets set forth on Disclosure Schedule 1.1.1.

                  "Facilities" shall mean all plants, offices, manufacturing facilities, stores, warehouses, improvements, administration buildings, and all real property and related facilities owned or leased by Jamita.

                  "Fair Market Value" shall mean $2.00 per share.

                  "Fixtures and Equipment" shall mean all of the furniture, fixtures, furnishings, machinery and equipment, spare parts, supplies, Vehicles and other tangible personal property owned by Jamita and located in, at or upon the Facilities as of the Closing Balance Sheet Date plus all additions, replacements or deletions since the Closing Balance Sheet Date.

                  "Formula Periods" shall mean the two (2) twelve (12) month periods commencing on the Effective Date. The first Formula Period shall mean the first twelve (12) month period commencing on the Effective Date and ending on the last day of the twelfth month thereafter. The second Formula Period shall mean the second twelve (12) month period commencing on the first anniversary date of the Effective Date and ending on the last day of the twelfth month thereafter.

                  "Formula Revenues" shall mean the aggregate Formula Revenues From Base Business and Formula Revenues Derived From Additional Business.

                  "Formula Revenues From Base Business" shall mean the Net Collections as determined by CKHI's independent certified public accountants for annual Formula Periods, where possible, and as calculated by CKHI for quarterly Formula Periods of Jamita derived from clients and customers who have a business or contractual relationship with Jamita as of the Effective Date. Such clients and customers are identified in Disclosure Schedule 1.1.2

                  "Formula Revenues Derived From Additional Business" shall mean the Net Collections as determined by CKHI's independent certified public accountants for annual Formula Periods, where possible, and as calculated by CKHI for quarterly Formula Periods of Jamita derived from the sale of products and/or services to clients and customers who do not have a business or contractual relationship with Jamita as of the Effective Date, except in the case of any sale of products and/or services to school districts within the States of Delaware and Wyoming which are not under contract with Jamita as of the Effective Date, the revenues from which shall be Formula Revenues Derived From Additional Business.

                  "401(k) Plan" shall mean the 401(k) Profit Sharing Plans for Employees of Jamita.

                  "GAAP" shall mean generally accepted accounting principles in the United States of America, as in effect from time to time, consistently applied.

                  "Indebtedness" shall mean, at any date, without duplication,
(i) all obligations of Jamita for borrowed money properly recordable as a liability on the financial statements of Jamita, (ii) all obligations properly recordable as a liability on the financial statements of Jamita, evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of Jamita to pay the deferred purchase




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price of property except trade accounts payable arising in the ordinary course of business, (iv) the net present value of future minimum lease payments under capital leases, (v) all Indebtedness (as defined in clauses (i) through (iv) above) of others secured by a lien on any asset of Jamita, whether or not such Indebtedness is assumed by Jamita, and (vii) all Indebtedness (as defined in clauses (i) through (v) above) of others guaranteed by Jamita.

                  "Incentive Payments" shall mean the deferred portion of the Total Acquisition Consideration to be paid pursuant to Section 2.2.2.

                  "Initial Consideration" shall have the meaning set forth in
Section 2.2.1.

                  "Insurance Policies" shall mean the insurance policies relating to the Assets or relating to Jamita listed in Disclosure Schedule 4.18.

                  "Inventory" shall mean (a) all of Jamita inventories within the Facilities or wherever otherwise located held for resale or lease to Jamita's customers, (b) all office supplies and similar materials of Jamita located in the Facilities or wherever otherwise located, and (c) all of the raw materials, work in process, content, curriculum, spare parts, finished products, wrapping, supply and packaging items, employee uniforms and similar items of Jamita in the Facilities or wherever otherwise located.

                  "Jamita Balance Sheets" shall mean the unaudited balance sheets of Jamita, together with any notes thereto, dated December 31, 1999 and June 30, 2000.

                  "Jamita Common Stock" shall mean the Common Stock of Jamita, no par value per share.

                  "Jamita Financial Statements" shall mean (i) the Jamita Balance Sheets for the twelve (12) month period ending December 31, 1999 and the six (6) month period ending June 30, 2000, and the related statements of income, shareholders' equity, and cash flows for the twelve (12) month period ending December 31, 1999 and the six (6) month period ending June 30, 2000, respectively.

                  "Laws, Orders and/or Regulations" shall mean any laws, statutes, ordinances, regulations, rules, notice requirements, agency guidelines and orders of any federal, state or local government and any other governmental department or agency, including, without limitation, education, environmental laws, energy, motor vehicle safety, public utility, zoning, building and health codes, occupational safety and laws respecting employment practices, employee documentation, terms and conditions of employment and wages and hours.

                   "Leasehold Estates" shall mean all of the rights and obligations of Jamita as lessee under the Leases listed on a Disclosure Schedule.

                  "Leasehold Improvements" shall mean all of the leasehold improvements situated in or on the property leased under the Leases.

                  "Leases" shall mean all of the leases of Jamita listed on a Disclosure Schedule and all other leases relating to the Assets that are not required to be scheduled pursuant to this Agreement.

                  "Material Adverse Effect" shall mean there is a reasonable likelihood that an event, occurrence, act or omission could reasonably be expected at the time such event, occurrence, act or omission was undertaken to result individually, or in the aggregate, in costs, expenses, claims, judgments and/or loss of revenues in excess of $50,000.

                  "Multiemployer Plan" shall mean any "multiemployer plan," as




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defined in Section 4001(a)(3) of ERISA, (1) which Jamita or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or, after September 25, 1980, maintained, administered, contributed to or was required to contribute to, or under which Jamita or any ERISA Affiliate may incur any liability and (2) which covers any employee or former employee of Jamita or any ERISA Affiliate (with respect to their relationship with such entities).

                  "Net Collections" shall mean total cash collections of Jamita generated from its clients and customers less refunds, discounts and credits given to such clients and customers in accordance with Jamita's standard operating procedures.

                  "Organizational Documents" shall mean (a) the articles or certificate of incorporation and the bylaws or code of regulations of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) the limited liability company agreement and the certificate of formation (or similar document) of a limited liability company; (e) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (f) any amendment to any of the foregoing.

                  "Owned Real Property" shall mean all real property owned in fee by Jamita including, without limitation, all rights, easements and privileges appertaining or relating thereto, all buildings, fixtures and improvements located thereon, and all Facilities thereon, if any.

                  "PBGC" shall mean the Pension Benefits Guaranty Corporation.

                  "Pension Plan" shall mean any "employee pension benefit plan" as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) (1) which Jamita or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or, within the five years prior to the Closing Date, maintained, administered, contributed to or was required to contribute to, or under which Jamita or any ERISA Affiliate may incur any liability and (2) which covers any employee or former employee of Jamita or any ERISA Affiliate (with respect to their relationship with such entities).

                  "Permits" shall mean all licenses, permits and other governmental authorizations necessary to carry on the business of Jamita, as presently conducted.

                  "Person" shall mean any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, labor union or other entity or governmental body.

                  "Representative" shall mean any officer, director, principal, attorney, agent, employee or other representative.

                  "Rowedder Stockholders" shall mean Larry G. Rowedder, Nancy Rowedder, Tammy Anderson, Mike Rowedder, Gina Rowedder, Jacquelyn Rowedder and Larry G. Rowedder as Custodian for Jessica Anderson under the Ohio Transfers to Minors Act.

                  "Subsidiary" shall mean (i) any corporation in an unbroken chain of corporations beginning with Jamita if each of the corporations other than the last corporation in the unbroken chain then owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain; (ii) any partnership in which Jamita is a general partner; or (iii) any partnership in which Jamita possesses a 50% or greater interest in the total capital or total income of such partnership.

                  "Tax" or "Taxes" means any federal, state, local or foreign




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income, gross receipts, license, capital stock, franchise, profits, payroll, employment, withholding, social security, unemployment, disability, real property, ad valorem/personal property, stamp, excise, occupation, sales, use, transfer, environmental, customs duties, value added, alternative or add-on minimum, estimated or other tax, including any interest, penalty or addition thereto, whether disputed or not.

                  "Tax Returns" shall mean any return, declaration, report, claim for refund, information return or statement or other document (including schedules or any related or supporting information), and including any amendment thereof, filed or required to be filed with any governmental entity or other authority in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

                  "Total Acquisition Consideration" shall mean the sum of (i) the Initial Consideration and (ii) the Incentive Payments.

                  "Treasury Regulations" shall mean the applicable regulations promulgated under the Code.

                  "Vehicles" shall mean all automobiles and other vehicles owned or leased by Jamita.

                  "Welfare Plan" shall mean any "employee welfare benefit plan" as defined in Section 3(l) of ERISA, (1) which Jamita or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or under which Jamita or any ERISA Affiliate may incur any liability and (2) which covers any employee or former employee of Jamita or any ERISA Affiliate (with respect to their relationship with such entities).

                                    ARTICLE 2

                     THE PURCHASE OF THE STOCKHOLDERS SHARES

         2.1 PURCHASE AND SALE OF SHARES. Subject to the terms and conditions of this Agreement, on the Closing Date (as hereinafter defined), the Stockholders shall sell to the Buyer and the Buyer shall purchase from the Stockholders all of the shares of common stock they own in Jamita which represents 100% of all of the capital stock of Jamita which is and will be issued and outstanding as of the Closing Date (hereinafter the Jamita stock shall be called the "Jamita Shares").

         2.2 ACQUISITION CONSIDERATION. The Acquisition Consideration to be paid to the Stockholders for the Jamita Shares shall be calculated and paid as set forth below.

                  2.2.1 INITIAL CONSIDERATION. The initial consideration (the "Initial Consideration") shall consist of the following:

                           (a) $1,875,000, in cash (the "Initial Cash"), will be
paid to the Stockholders, at Closing.

                           (b) $1,125,000, in CKHI Stock, will be delivered to
the Escrow Agent, at Closing, and will be held and delivered by the Escrow Agent in accordance with the terms and conditions of the Escrow Agreement which is attached hereto as Exhibit "A" (hereinafter the "Escrow Agreement"). In determining the number of shares of CKHI Stock that will be delivered to the Escrow Agent, the amount of such payment (i.e., $1,125,000) will be divided by the Fair Market Value of CKHI Stock. The $1,125,000 of CKHI Stock placed in escrow will sometimes herein be called the "Escrowed Stock."

                           (c) Subject to the condition that Jamita realizes
Formula Revenues of at least $1,027,000 (the "Revenue





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Threshold") in the first Formula Period, the Escrow Agent shall pay to the
Stockholders the Escrowed Stock. In determining the Formula Revenues, the Formula Revenues From Base Business shall be applied first and then to the extent necessary to reach the Revenue Threshold the Formula Revenues Derived From Additional Business shall be applied. Any excess Formula Revenues Derived From Additional Business shall be subject to the Incentive Payments described in
Section 2.2.2 below.

                           (d) In the event that Jamita fails to realize Formula
Revenues at least equal to the Revenue Threshold for the first Formula Period ("Revenue Deficit"), the amount of the Escrowed Stock that will be paid to the Stockholders will be recalculated as follows: the Escrowed Stock will be multiplied by a number which shall be determined by: (i) taking the actual Formula Revenues for the first Formula Period, and (ii) dividing such number by the Revenue Threshold. For example, if the actual Formula Revenues for the first Formula Period is $900,000 then, in such event, only $985,881 of the Escrowed Stock will be paid to the Stockholders.

                  2.2.2 INCENTIVE PAYMENTS. CKHI agrees, subject to the provisions of this Agreement, to pay to the Stockholders an additional amount calculated by multiplying the Formula Revenues Derived From Additional Business for the first and second Formula Periods by 17.5% (the "Formula Factor"). Such payments shall hereinafter sometimes be referred to as the "INCENTIVE PAYMENTS".

                  Notwithstanding the foregoing, no Incentive Payment shall be paid to the Stockholders as may otherwise be required pursuant to this provision with respect to the amount of any Formula Revenues Derived From Additional Business which are used to calculate the Escrowed Stock payment as set forth in
Section 2.2.1(c) above. For example, if in the first Formula Period there are $527,000 of Formula Revenues From Base Business and $600,000 of Formula Revenues Derived From Additional Business then, in such event, only $17,500 will be paid to the Stockholders as Incentive Payments for the first Formula Year.

                  Furthermore, by way of example, if Jamita has collected $100,000 of Revenues Derived From Additional Business from one or more new customers during the first Formula Period and such amounts are not used to calculate the Escrowed Stock payment as set forth in Section 2.2.1(c) above, then, in such event, the Jamita Shareholders will be paid an Incentive payment of $17,500. Conversely, if in the Second Formula Period the same customer(s) are provided the same product or service up to $100,000 then no additional Incentive Payments will be required pursuant to this provision. However, if the same customer(s) are provided a new or additional products or services in excess of $100,000 then, in such event, an additional Incentive Payment will be calculated at the Formula Factor with respect to the amount of such additional product or service and paid to the Stockholders.

                  No Incentive Payments will be made with respect to Formula Revenues From Base Business regardless of whether or not such revenues are derived from new or additional products or services.

                  For additional illustrations of the application of the foregoing formulas, see Exhibit "B" attached hereto.

                  2.2.3 PAYMENT METHOD AND TIME. (a) The release of the Escrowed Stock and each Incentive Payment shall be made, if required pursuant to this Agreement, as soon as reasonably possible after the calculation for such payment is made but in no event shall such payment be made later than 90 days after the end of each Formula Period. Each Incentive Payment, if any, shall be made in cash. All cash consideration to be paid by the Buyer shall be delivered by certified bank check or wire transfer of immediately available funds to the accounts of the Stockholders designated by the Stockholders by written notice to the CKHI.

                           (b) The payment of the Initial Consideration,
including the Escrowed Stock, and the Incentive Payments, if any, shall be paid 90% to the Rowedder Stockholders and 10% to Michael Rutherford. The allocation of such payments among each Rowedder Stockholder shall be made in accordance with the ownership percentages set forth in Disclosure Schedule 2.2.3 attached hereto.

                  2.2.4 FINANCIAL RECORDS. CKHI and the Acquisition Corp shall make available to the Stockholders its financial records and information necessary to verify the computation of Formula Revenues. In the event a majority of the Stockholders send written notice to CKHI within 60 days of their receipt of CKHI's calculation of the Formula Revenues of their objection to the calculation of the Formula Revenues or their objection to CKHI's payment to the Stockholders, the parties shall have thirty (30) days from the date of such notice to agree upon the Formula Revenues and CKHI's payment to the Stockholders for the period in dispute. In the event the parties fail to agree on such amount, then a mutually agreeable independent public accountant shall be appointed to resolve the dispute (the "Auditor"). The Auditor shall make a final and binding resolution of the disagreement between the parties and based on such resolution, shall make a final and binding determination of the Formula Revenues and CKHI's payment to the Stockholders for the period in dispute. The Auditor shall be instructed to use every reasonable effort to perform its dispute resolution function within thirty (30) days of submission of the matter to it, and in any case, as soon as is practicable after such submission. The Stockholders and CKHI shall cooperate to provide the Auditor with such information and documents reasonably requested by the Auditor to make its determination. All accounting fees and other expenses (collectively, "Audit Expenses") of the Audit shall be paid as follows: (i) by the Stockholders if the difference between the Formula Revenues or CKHI's payment to the Stockholders in any audit (the "Discrepancy") is less than 2 1/2% of CKHI's calculation of Formula Revenues and/or payment, (ii) split equally between the Stockholders and CKHI if the Discrepancy is equal to or greater than 2 1/2% but less than 5%, and
(iii) by CKHI if the Discrepancy is equal to or greater than 5%.

                  2.2.5 OPERATIONAL COVENANTS. Without the prior written consent of Larry G. Rowedder and Michael Rutherford, which shall not be unreasonably withheld, Buyer shall not, prior to the conclusion of the second Formula Period:

                           (a) reorganize Jamita, whether by integrating or
consolidating the business of Jamita with other operating units of Buyer or its subsidiaries or affiliates, except in the case that at the time of such integration or consolidation such transaction could not reasonably be expected to have a Material Adverse Effect on the Formula Revenues;

                           (b) commence, without integrating or consolidating
into the business of Jamita, business in CKHI or its subsidiaries or affiliates which is competitive with the business of Jamita unless such integration or consolidation could not reasonably be expected to have at that time a Material Adverse Effect on the Formula Revenues or unless CKHI first offers such business or opportunity to Larry G. Rowedder and Michael Rutherford for integration or consolidation into the business of Jamita and Mr. Rowedder and Mr. Rutherford decline (which shall include the failure to respond in writing within 30 days of such offer) such business or opportunity;

                           (c) breach, or cause Jamita to breach, the Employment
Agreements with Larry G. Rowedder or Michael Rutherford;

                           (d) effect any reassignment, reprioritization,
reallocation, restructuring, or reduction of Jamita's human or other resources, their research and development initiatives, or their marketing programs, except in a manner that at the time of such event could not reasonably be expected to have a Material Adverse Effect on the Formula Revenues or that are reasonably necessary in light of Jamita's results of operation;

                           (e) amend the articles of incorporation or bylaws of
Jamita in any manner that at the time of such amendment could reasonably be expected to have a Material Adverse Effect on the Formula Revenues;

                           (f) cause Jamita to become a party to or terminate
any agreement which at the time such agreement is entered into or terminated could reasonably be expected to have a Material Adverse Effect on the Formula Revenues or that is reasonably necessary in light of Jamita's results of operation;

                           (g) cause Jamita to undertake actions outside the
ordinary course of its business which at the time of such undertaking could reasonably be expected to have a Material Adverse Effect on the Formula Revenues;

                           (h) sell a material portion of Jamita or its assets,
merge Jamita with any other entity, sell a controlling interest in Jamita, or make any fundamental change in the business of Jamita unless such action(s) at the time of such undertaking could not reasonably be expected to have a Material Adverse Effect on the Formula Revenues or that is reasonably necessary in light of Jamita's results of operation;

                  The parties hereby acknowledge and agree that none of the foregoing conditions shall apply if the Formula Profits of Jamita in each of any two (2) consecutive calendar quarters are less than $125,000.

                  In the event that Buyer defaults in its performance of any of its obligations under this Section 2.2.5 and fails to cure such default within thirty (30) days (or such other reasonable period if 30 days is not a sufficient amount of time to cure such default, provided that Buyer shall have commenced in good faith and is diligently pursuing its efforts to cure such default during such 30-day period) of receiving a written notice of default from the Stockholders, the Buyer shall be deemed to be in breach of this Agreement and the Stockholders shall be entitled to receive the Escrowed Stock and pursue relief in accordance with Section 9.3 of this Agreement.

         2.3 CAPITAL ADJUSTMENTS.

                  A. Subject to Section 2.2.5 hereof, the existence of the right to earn the CKHI Stock set forth herein shall not affect in any way the right or power of CKHI to make or authorize any or all adjustments, subdivisions, combinations, recapitalizations, reorganizations or other changes in its capital structure or its business, or any merger or consolidation of CKHI or to issue any securities, bonds, debentures, or preferred or prior preference stock ahead of or affecting the common stock of CKHI, the rights thereof or to effect the dissolution or liquidation of CKHI, or any sale or transfer of all or part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

                  B. In the event of a stock split, stock dividend, recapitalization, or merger in which CKHI is subject to a split-up, combination, exchange of shares or the like and which results in a change in the number or kind of shares of common stock of CKHI which is outstanding immediately prior to such event, the rights of the Stockholders to receive CKHI Stock in respect of this Agreement, shall be appropriately adjusted in the same manner as the number and kind of shares a shareholder of CKHI who owned the same number and kind of shares immediately prior to such event. Such adjustments shall be made in good faith by the Board of Directors of CKHI, whose determination shall be conclusive and binding on all parties, subject to manifest error.

                  C. In case of any consolidation or merger of CKHI with or into another corporation or the conveyance of all or substantially all of the assets of CKHI to another corporation or a share exchange transaction involving more than 50% of the issued and outstanding common stock of CKHI, the Stockholders right to receive CKHI Stock shall thereafter be convertible into the number of shares of stock, options or other securities or property to which a holder of the number of shares of common stock deliverable upon entitlement to the CKHI Stock would have been entitled upon such consolidation, merger, conveyance, conversion or exchange; and, in any such case, appropriate adjustment shall be made in the application of the provisions herein set forth with respect to the rights and interest thereafter of the Stockholders' rights to receive CKHI Stock, to the end that the provisions set forth herein shall thereafter be applicable, as nearly as reasonably possible, in relation to any shares of stock, options or other property thereafter deliverable upon entitlement thereof.

         2.4 CHIEF EXECUTIVE OFFICER. Notwithstanding anything in the articles of incorporation or bylaws to the contrary, with respect to Jamita during the Formula Periods, the chief executive officer of Jamita shall be Larry G. Rowedder subject to the terms and conditions of his Employment Agreement attached hereto as Exhibit "E".

         2.5 REGISTRATION RIGHTS. At Closing, the parties shall enter into a Registration Rights Agreement substantially in the form attached hereto as EXHIBIT "C"

         2.6 PLEDGE AGREEMENT. CKHI and the Acquisition Corp will enter into with the Stockholders a pledge agreement in the form attached hereto as EXHIBIT "D" (hereinafter the "PLEDGE AGREEMENT") whereby the common stock of the Acquisition Corp. will be held in escrow to insure the payment of the Escrowed Stock, if required pursuant to this Agreement.

                                    ARTICLE 3

                           CLOSING AND EFFECTIVE TIME

         3.1 CLOSING. Upon the terms and subject to the conditions set forth herein, the closing of the transactions contemplated herein (the "Closing") shall be held at 10:00 o'clock A.M., Eastern time, at the offices of CKHI on a date which is mutually acceptable to the parties but not later than August 15, 2000 ("Closing Date"), unless the parties hereto otherwise agree. Notwithstanding the Closing Date or the statutory date for effecting the subject transaction, the parties hereby agree that the effective date of this transaction shall be as of the close of business on July 31, 2000 (the "Effective Time").

         3.2 DELIVERIES AT CLOSING.

                  3.2.1 COMPANY STOCK CERTIFICATES. The Stockholders shall, on the Closing Date, deliver to the Buyer certificates evidencing the Jamita Shares, duly endorsed in blank for transfer or accompanied by stock powers duly executed in blank. The Jamita certificates shall hereinafter be collectively known as the "Certificates."

                  3.2.2 PAYMENT OF CONSIDERATION. At the Closing, upon surrender of the Certificates duly endorsed by the Stockholders, CKHI shall pay to the Stockholders the Initial Cash and deliver to the Escrow Agent, as set forth in the Escrow Agreement, the Escrowed Stock.

                  3.2.3 PAYMENT TO NON-HOLDER. If the Acquisition Consideration (or any portion thereof) is to be paid to a person other than the person in whose name the Certificates surrendered in exchange therefor are registered, it shall be a condition to the payment of the Acquisition Consideration that the Certificates so surrendered shall be properly endorsed or accompanied by appropriate stock powers and otherwise be in proper form for transfer, that such transfer otherwise be proper and that the person requesting such transfer pay to CKHI any transfer or other taxes payable by reason of the foregoing or establish to the satisfaction of CKHI that such taxes have been paid or are not required to be paid.

                  3.2.4 LOST, STOLEN, OR DESTROYED CERTIFICATES. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and subject to such other conditions as the Board of Directors of the CKHI may impose, CKHI shall deliver in exchange for such lost, stolen or destroyed Certificate the Acquisition Consideration required to be delivered in respect thereof.

                  3.2.5 CERTIFICATES. At the Closing, the Buyer, Jamita and the Stockholders shall deliver the Certificates and other documents and items described in Articles 8 and 9.

                  3.2.6 OTHER CLOSING TRANSACTIONS. At the Closing, each of the parties shall take such other actions required hereby to be performed by it prior to or on the Closing Date, including, without limitation, satisfying the conditions set forth in Articles 8 and 9.

                                    ARTICLE 4

          REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS AND JAMITA

The Stockholders and Jamita hereby jointly and severally represent and warrant to the Buyer that, subject to the disclosures set forth in the Disclosure Schedules, the following representations and warranties are, as of the date hereof, and will be, as of the Closing Date, true and correct:

         4.1 ORGANIZATION; CAPITALIZATION.

                  4.1.1 Jamita is duly organized, validly existing and in good standing under the laws of the State of Ohio and has full corporate power and authority to conduct its business as it is presently being conducted and to own and lease its properties and assets. Except as set forth in Disclosure Schedule 4.1.1, Jamita is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which such qualification is necessary under the applicable law as a result of the conduct of its business or the ownership of its properties except where the failure to be so qualified and in good standing would not have a Material Adverse Effect. Each jurisdiction in which Jamita is qualified to do business as a foreign corporation is listed in Disclosure Schedule 4.1.1.

                  4.1.2 The Stockholders have delivered to the Buyer copies of the Organizational Documents of Jamita, as currently in effect.

                  4.1.3 The capitalization of Jamita as of the date hereof and as of the Closing (including the identity of each shareholder and the number of shares held by each) is set forth in Disclosure Schedule 4.1.3. All of Jamita's outstanding shares of capital stock are duly authorized, validly issued, fully paid, and non-assessable. All securities of Jamita were offered and sold in compliance with applicable federal and state securities laws. Each Stockholder represents that he owns and will own beneficially and of record all of the outstanding shares of capital stock as of the date hereof or as of the Closing Date, respectively, of Jamita, as set forth opposite such Stockholder's name in Disclosure Schedule 4.1.3, free and clear of all Encumbrances, with full right, power and authority to transfer such shares to the Buyer. Except as set forth in Disclosure Schedule 4.1.3, there are no outstanding subscriptions, calls, commitments, warrants or options for the purchase of shares of any capital stock or other securities of Jamita or any securities convertible into or exchangeable for shares of capital stock or other securities issued by Jamita, or any other commitments of any kind for the issuance of additional shares of capital stock or other securities issued by Jamita. Upon delivery to the Buyer, the capital stock of Jamita will be free and clear of all Encumbrances and shall be duly authorized, validly issued, fully paid and non-assessable. At the Closing, the Stockholders will transfer good and marketable title to the Jamita Shares to the Buyer.

                  4.1.4 Jamita has not at any time had any Subsidiaries, and Jamita neither owns nor holds the right to acquire (directly or indirectly) shares of capital stock in any other Person.

         4.2 AUTHORIZATION. Jamita has all necessary corporate power and authority and has taken all corporate action necessary to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder, and no other proceedings on the part of Jamita are necessary to authorize this Agreement and the transactions contemplated hereby. Each Stockholder individually has the requisite power and authority and has taken all action necessary to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform his or her obligations hereunder, and no other actions on the part of any Stockholders are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Stockholders and Jamita and is a legal, valid and binding obligation of the Stockholders and Jamita, enforceable against each of them in accordance with its terms, except as may be limited by (i) bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditors' rights generally and
(ii) the general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

         4.3 CONSENTS AND APPROVALS. Other than as provided in Disclosure
Schedule 4.3, no notice to, declaration, filing or registration with, or authorization, consent or approval of, or permit from, any domestic or foreign governmental or regulatory body or authority, or any other person or entity, is required to be made or obtained by the Stockholders or Jamita in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

         4.4 TITLE TO ASSETS. Disclosure Schedule 4.4 identifies all real and personal property with a book value or replacement cost in excess of $5,000 owned or leased by Jamita. Jamita owns free and clear of any Encumbrances or, as set forth in Disclosure Schedule 4.4, leases or has rights to use, the Assets set forth in Disclosure Schedule 4.4, except for (i) minor liens or Encumbrances that in the aggregate are not substantial in amount, do not materially detract from the value of the Assets subject thereto or interfere with the present use thereof and have not arisen other than in the ordinary course of business and
(ii) Encumbrances specifically identified in Disclosure Schedule 4.4. Except for real and personal property individually owned by the Stockholders and identified in Disclosure Schedule 4.4, the Assets include all assets necessary for the conduct of the business of Jamita in the ordinary course consistent with past practice. The Assets have been maintained in accordance with normal industry practice, are in reasonable operating condition and repair (except for ordinary wear and tear), and are sufficient for the operation of the business of Jamita as currently conducted.

         4.5 FACILITIES. Jamita neither owns nor leases any Facilities.

         4.6 CONTRACTS; NO DEFAULTS. Except for Contracts listed in Disclosure
Schedule 4.6, Jamita is not a party to, or bound by, any Contract of any kind to be performed after the Closing Date (i) pursuant to which it is obligated to expend more than $10,000 in any twelve-month period and that is not subject to cancellation on not more than 60 days' notice by Jamita without penalty or increased cost or (ii) with any Personnel or affiliates of Jamita or any Stockholders or relatives of any of the foregoing. To the knowledge of the Stockholders and Jamita, there is no default by any party to any such Contract, which default could have a Company Material Adverse Effect. Disclosure Schedule
4.6 lists the following Contracts, agreements and other written arrangements to which Jamita is a party:

                  (a) any written arrangement (or group of related written arrangements) for the lease of personal property providing for lease payments in excess of $10,000 per annum;

                  (b) any written arrangement (or group of related written arrangements) for the purchase or sale of raw materials, commodities, supplies, products or other property or for the furnishing or receipt of services, including, without limitation, any customer or vendor contracts in excess of $10,000 per annum;

                  (c) any written arrangement (or group of related written arrangements) concerning a partnership or joint venture with any other Person;

                  (d) any written arrangement (or group of related written arrangements) under which it has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness (including capitalized lease obligations) involving more than $10,000 in principal amount or under which it has imposed (or may impose) a security interest or lien on any of its assets, tangible or intangible;

                  (e) any written arrangement (or group of related written arrangements) concerning confidentiality or non-competition arrangements;

                  (f) any written arrangement (or group of related written arrangements) involving the Stockholders or any Affiliate of the Stockholders;

                  (g) any Employee Plan and any written arrangement with any of Jamita's directors, officers, shareholders or employees in the nature of a collective bargaining agreement, employment agreement or severance agreement;

                  (h) any written arrangement for any capital expenditure in excess of $10,000;

                  (i) any other written arrangement (or group of related written arrangements) either involving aggregate payments of more than $10,000 or not entered into in the ordinary course of business consistent with past practice; and

                  (j) any oral contract, agreement or other arrangement with respect to any of the matters referred to in the foregoing clauses (a) through
(i) and any proposal (whether oral or written) to enter into any contract, agreement or other arrangement (other than sales presentations made to customers in the ordinary course of business) with respect to any of the matters referred to in the foregoing clauses (a) through (i).

         Jamita and the Stockholders will deliver or make available to the Buyer a correct and complete copy of each Contract listed in Disclosure Schedule 4.6. Except as set forth in Disclosure Schedule 4.6, with respect to each Contract listed, to the knowledge of the Stockholders and Jamita, (A) the Contract is legal, valid, binding, enforceable (except as such enforceability may be limited by (i) bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditors' rights generally and (ii) the general principles of equity, regardless of whether asserted in a proceeding in equity or at law) and in full force and effect; (B) to the knowledge of Jamita and the Stockholders, no party is in material breach or default, and no event has occurred which with notice or lapse of time could constitute a material breach or default or permit termination, modification or acceleration, under the Contract; and (C) to the knowledge of Jamita and the Stockholders, no party has repudiated any material term of the Contract, and there are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to Jamita under current or completed Contracts with any Person, and no such Person has made written demand for such renegotiation.

         4.7 NO CONFLICT OR VIOLATION. Except as set forth in Disclosure
Schedule 4.7, neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby will result in (a) a violation of or a conflict with any provision of the Organizational Documents of Jamita, (b) a breach of, or a default under, or the creation of any right of any party to accelerate, terminate or cancel, any Contract, Permit, authorization or concession to which Jamita is a party or by which any of the Assets are bound, which breach or default could reasonably be expected to have a

Company Material Adverse Effect on the business or financial condition of Jamita or its ability to consummate the transaction contemplated hereby: (c) to the knowledge of Jamita and the Stockholders, a violation by Jamita or any Stockholders of any law, statute, rule, regulation, ordinance, code, order, judgment, writ, injunction, decree or award applicable to Jamita or such Stockholders, which violation could reasonably be expected to have a Company Material Adverse Effect on the business or financial condition of Jamita or its ability to consummate the transactions contemplated hereby; or (d) an imposition of any material Encumbrance, restriction or charge on Jamita or any of the Assets.

         4.8 JAMITA FINANCIAL STATEMENTS. The Jamita Financial Statements (a) are in conformity with the Books and Records, (b) expect as disclosed in the notes therein or as described in Disclosure Schedule 4.8 and except for normal year-end accruals not contained therein, prepared in accordance with GAAP consistently applied, and (c) except as disclosed in the notes therein or as described in Disclosure Schedule 4.8 and except for normal year-end accruals not contained therein, fairly and accurately present, in all material respects, the assets, liabilities (including all reserves) and financial position of Jamita as of the respective dates thereof and the results of operations and changes in cash flows for the periods then ended.

         4.9 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth in Disclosure Schedule 4.9, since the Closing Balance Sheet Date to the knowledge of the Stockholders and Jamita, there has not been any:

                  (a) change in Jamita's financial condition or results of operations, other than any such changes that have not yet had and could not reasonably be expected to have a Company Material Adverse Effect;

                  (b) (i) except for normal periodic increases in the ordinary course of business consistent with past practice, increase in the compensation payable or to become payable by Jamita to any of its officers, directors, employees, former employees, or agents (collectively, "Personnel"), (ii) grant, payment or accrual, contingent or otherwise, for or to the credit of any of the Personnel with respect to any bonus, incentive compensation, service award or other like benefit, (iii) adoption, creation or amendment of any Employee Plan,
(iv) employment agreement (written or verbal) to which Jamita is a party or (v) other change in employment terms for any of Jamita's officers, employees or agents;

                  (c) sale, lease, assignment or transfer of any of the Assets, other than to Persons that are not Affiliates for fair consideration and in the ordinary course of business consistent with past practice and not individually or in the aggregate material to Jamita;

                  (d) cancellation, compromise, waiver or release of any rights or claims (or series of related rights or claims) either (i) involving an Affiliate of Jamita or the Stockholders, (ii) involving more than $10,000, or
(iii) outside the ordinary course of business consistent with past practice;

                  (e) amendment, cancellation or termination of any Contract, or Permit (i) involving an Affiliate of Jamita, or (ii) involving payments in excess of $10,000 in the aggregate, or (iii) that are otherwise material to Jamita;

                  (f) capital expenditure or the execution of any Lease, Contract, or Permit (or series of related Contracts, Leases and Permits) or any incurring of liability therefor (i) involving an Affiliate of Jamita or any Stockholders, (ii) involving payments in excess of $10,000 in the aggregate, or
(iii) outside the ordinary course of business consistent with past practice;

                  (g) failure to operate the business of Jamita in the ordinary course consistent with past practice and to use reasonable efforts to preserve the business intact, to keep available to the Buyer the services of Personnel, and to preserve for the Buyer the goodwill of Jamita's suppliers, customers, distributors and others having business relations with Jamita;

                  (h) change in accounting methods or practices by Jamita;

                  (i) mortgage, pledge or other encumbrance of any of the Assets, except those resulting from taxes and special assessments not in default and payable without penalty or interest;

                  (j) redemption, purchase, or other acquisition of any of Jamita's equity securities, or any other transfer of the Assets to or on behalf of any shareholder of Jamita, the Stockholders or any other Affiliate of Jamita, including, but not limited to, any payment of principal of or interest on any debt owed to any of the foregoing or the making of any loan to any of the foregoing as an employee of Jamita;

                  (k) issuance by Jamita of, or commitment of Jamita to issue, any shares of stock or other equity securities or obligations or securities convertible into or exchangeable for shares of stock or other equity securities;

                  (l) indebtedness incurred by Jamita for borrowed money or any commitment to borrow money entered into by Jamita or any loans or guarantees made or agreed to be made by Jamita;

                  (m) liabilities incurred (other than for borrowed money) involving $10,000 or more except in the ordinary course of business and consistent with past practice and not individually or in the aggregate material to Jamita, or any increase or change in any assumptions underlying, or methods of calculating, any bad debt, contingency or other reserves;

                  (n) acceleration, termination, modification, cancellation or threatened termination or cancellation of any Contract to which Jamita is a party or by which Jamita is bound, outside the ordinary course of business consistent with past practice or involving more than $10,000 in the aggregate;

                  (o) capital investment in, any loan to, or any acquisition of the securities or assets of any other Person (i) involving an Affiliate of Jamita or any Stockholders, (ii) involving more than $10,000 in the aggregate, or (iii) outside the ordinary course of business consistent with past practice;

                  (p) grant of any license or sublicense of any rights under or with respect to any Intellectual Property Rights; or

                  (q) agreement (either oral or written) by Jamita or any Personnel to do any of the foregoing; or other event or condition of any character that in any one case or in the aggregate has a Company Material Adverse Effect, or any event or condition (other than events or conditions affecting the economy generally) known to Jamita or any Stockholders that it is reasonable to expect could, in any one case or in the aggregate, have a Company Material Adverse Effect in the future.

         4.10 NO UNDISCLOSED LIABILITIES. Except as set forth in Disclosure
Schedule 4.10, to the knowledge of Jamita and/or any Stockholder, Jamita has no liabilities or obligations (absolute, accrued, contingent or otherwise) except
(i) liabilities that are reflected and reserved against on the Closing Balance Sheet that have not been paid or discharged since the date thereof and (ii) liabilities incurred by Jamita since the Closing Balance Sheet Date in the ordinary course of business consistent with past practice and in accordance with this Agreement (none of which relates to any breach of contract, breach of warranty, tort, infringement or violation of law or arose out of any complaint, action, suit or proceeding except those which individually or in the aggregate could not have a Company Material Adverse Effect).

         4.11 ACCOUNTS RECEIVABLE AND PAYABLE. To the knowledge of Jamita and the Stockholders, the accounts receivable of Jamita reflected on the Closing Balance Sheet, and all accounts receivable of Jamita arising since the Closing

Balance Sheet Date, represent bona fide claims against debtors for sales made, services performed or other charges arising on or before the date hereof, and all the goods delivered and services performed that gave rise to said accounts were delivered or performed in accordance with the applicable orders, Contracts or customer requirements. To the knowledge of Jamita and the Stockholders, all accounts receivable of Jamita reflected on the Closing Balance Sheet shall be subject to no defenses, counterclaims or rights of setoff and shall be fully collectible in the ordinary course of business, without cost to the Acquisition Corp., Jamita or CKHI, in collection efforts therefore, except to the extent of any reserve with respect thereto set forth on the Closing Balance Sheet (excluding the notes thereto). The accounts payable of Jamita reflected on the Closing Balance Sheet, and all accounts payable of Jamita arising since the Closing Balance Sheet Date, represent bona fide debts of Jamita for purchases made, services contracted for or other charges arising on or before the date thereof, and all the goods purchased and services contracted for that gave rise to said accounts were purchased or performed in accordance with the applicable orders, Contracts or Jamita requirements.

         4.12 INVENTORIES. The values at which the Inventories are shown on the Closing Balance Sheet have been determined in accordance with the normal valuation policy of Jamita as described in the Closing Financial Statements, consistently applied. The Inventories (and items of inventory acquired or manufactured subsequent to the Closing Balance Sheet Date) consist only of items of quality and quantity commercially usable and salable in the ordinary course of business, except for any items of obsolete material or material below standard quality, all of which have been written down to realizable market value, or for which adequate reserves have been provided on the Closing Balance Sheet. All inventories not written off have been priced at the lower of cost or market on a first in, first out basis. The current quantities of all Inventories are reasonable in the current circumstances of the business of Jamita.

         4.13 INTELLECTUAL PROPERTY RIGHTS.

                  4.13.1 Disclosure Schedule 4.13.1 (i) contains detailed information (including where applicable the federal registration number and the date of registration or application for registration and the name in which registration was applied for) concerning (x) all of Jamita's registrations of trademarks and of other marks, trade names or other trade rights, and all pending applications for any such registrations and all of Jamita's patents and registered copyrights and all pending applications therefor, (y) all computer software used by Jamita in the conduct of its business ("Computer Software") indicating whether such Computer Software is owned or licensed and, if licensed, the material terms of such license, and (z) all other trademarks and other marks, trade names and other trade rights and all other trade secrets, designs, plans, specifications, and other intellectual property rights of any kind of Jamita, whether or not registered, which are material to the operation of Jamita as it is currently conducted (all of the items referred to in this clause (i) being "Intellectual Property Rights") and (ii) identifies any intellectual property rights that any third party owns and that Jamita uses in its business, and specifies whether such use is pursuant to license, sublicense, agreement or permission. Jamita owns (or, as set forth in Disclosure Schedule 4.13.1, possesses adequate and enforceable licenses or other rights to use) all Intellectual Property Rights now used in its business and has taken all necessary action to protect the Intellectual Property Rights. Except as set forth in Disclosure Schedule 4.13.1, no Person has a right to receive a royalty or similar payment in respect of any Intellectual Property Rights pursuant to any contractual arrangements entered into by Jamita or otherwise. Except as set forth in Disclosure Schedule 4.13, Jamita has not received notice nor have the Stockholders any reason to believe that the use by Jamita of the Intellectual Property Rights is interfering with, infringing upon or otherwise violating the rights of any third party in or to such Intellectual Property Rights, and no proceedings have been instituted against or notices received by Jamita alleging that Jamita's use of any Intellectual Property Rights infringes upon or otherwise violates any rights of a third party in or to such Intellectual Property Rights, which infringement or violation could have a Material Adverse Effect. The Intellectual Property Rights are all those materially necessary for the operation of the business of Jamita as it is currently conducted. No employee of Jamita has entered into any Contract that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign, or disclose information concerning his or her work to anyone other than Jamita.

                  4.13.2 The source codes for all Computer Software have been placed in back-up files that are securely stored in a location other than the Facility or Facilities where such Computer Software is used. All databases used in the business of Jamita are periodically (at least once every week) backed-up, and such backed-up materials are moved to and securely stored at locations other than the Facility or Facilities where such databases are used.

                  4.13.3 To the knowledge of Jamita and the Stockholders, all Computer Software utilized by Jamita ("Computer Software") supports the use, entry or creation of dates on or after January 1, 2000, so that when such a date is either processed, entered into or is intended to be generated as a result of the operation of the Computer Software, the Computer Software shall not (i) fail or produce incorrect date results or (ii) cause any other programs to fail or to generate errors.

         4.14 LITIGATION. Except as set forth in Disclosure Schedule 4.14, there is no charge, complaint, action, order, writ, injunction, judgment or decree outstanding or claim, suit, litigation, proceeding, labor dispute, arbitrable action or investigation (collectively, "Actions") pending or, to the knowledge of Jamita and the Stockholders, threatened against, relating to or affecting (i) Jamita or the Assets or the operation of the business of Jamita as currently operated, (ii) any Employee Plan or any trust or other funding instrument, fiduciary or administrator thereof or (iii) the transactions contemplated by this Agreement, before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, any of which is reasonably expected to result in a loss not covered by insurance in excess of $10,000 or reasonably expected to have a Company Material Adverse Effect. To the knowledge of the Stockholders and Jamita, Jamita is not in default with respect to any judgment, order, writ, injunction or decree of any court or governmental agency, and there are no unsatisfied judgments against Jamita or the business of Jamita. To the knowledge of Jamita and/or the Stockholders, there is not a reasonable likelihood of an adverse determination of any pending Actions that could, individually or in the aggregate, reasonably be expected to result in the payment of a judgment in excess of $10,000 or have a Material Adverse Effect. Except as set forth in Disclosure Schedule 4.14, each Action pending or, to the knowledge of Jamita and the Stockholders, threatened (whether or not disclosed in Disclosure Schedule 4.14), is covered by insurance, and each such applicable Insurance Policy is described in Disclosure Schedule
4.18 and is in full force and effect, and, except as set forth in Disclosure
Schedule 4.14, Jamita has not received any notice or, to the knowledge of Jamita and the Stockholders, threat of cancellation, limitation or noncoverage.

         4.15 LABOR MATTERS. Jamita has not had and does not have any employees.

         4.16 TAXES. Jamita has filed all material federal, state, local and foreign Tax Returns that are required to be filed by it on or prior to the Closing Date (taking into account applicable extensions), all Taxes shown as owing by Jamita on all such Tax Returns have been fully paid or properly accrued on Jamita's financial statements other than such taxes as are being contested in good faith, and all such Tax Returns are true and correct in all material respects. The Tax Returns accurately reflect all liability for Taxes of Jamita for the periods covered thereby. Except as set forth in Disclosure Schedule 4.16:

                  (a) all material Taxes which Jamita is obligated to withhold from amounts owing to any employee, creditor or third party have been fully paid or properly accrued;

                  (b) Jamita is not a party to any tax sharing agreements;

                  (c) there are no liens for Taxes upon the assets of Jamita which are not provided for on the Closing Balance Sheet except liens for Taxes not yet due and payable and liens for taxes that are being contested in good faith;

                  (d) there are no outstanding written requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any material Taxes or deficiencies against Jamita;

                  (e) no claim has ever been made by an authority in a jurisdiction where Jamita does not file Tax Returns that it is or may be subject to taxation by that jurisdiction;

                  (f) Jamita does not have any liability for Taxes for (or allocable to) any Tax year or period ending on or before the Closing Date that has not been paid;

                  (g) Jamita has not made, or is not (or is not a party to an agreement under which it could be) obligated to make, any payments that will not be deductible under Code Section 280G;

                  (h) Jamita has disclosed on its income Tax Returns all positions taken therein that could give rise to a substantial understatement of income Tax;

                  (i) there is no dispute or claim concerning any Tax liability of Jamita that has been made or raised by any authority in writing or as to which Jamita or any Stockholder or director or officer of Jamita has knowledge;

                  (j) Disclosure Schedule 4.16 lists all national, state, local, and foreign income Tax Returns filed by or with respect to Jamita for taxable periods ended on or after December 31, 1998, and identifies those Tax Returns that have been or are currently being audited;

                  (k) Jamita has properly requested, received and retained all necessary exemption certificates and other documentation supporting any claimed exemption or waiver of Taxes on sales or other transactions as to which Jamita would have been obligated to collect or withhold Taxes.

         4.17 SEVERANCE ARRANGEMENTS. Except as set forth in Disclosure Schedule 4.17, Jamita has not entered into any severance or similar arrangement in respect of any Personnel that will result in any obligation (absolute or contingent) of the Buyer, Jamita, or any other Person to make any payment to any such Personnel following termination of employment.

         4.18 INSURANCE. Disclosure Schedule 4.18 contains a complete and accurate list of all policies or binders of fire, liability, title, worker's compensation and other forms of insurance (showing as to each policy or binder the carrier, policy number, coverage limits, expiration dates, annual premiums and a general description of the type of coverage provided) maintained by Jamita on its business, Assets or Personnel. Except as set forth in Disclosure Schedule 4.18, to the knowledge of the Stockholders and Jamita all of such policies are sufficient for compliance with all requirements of law and of all Contracts to which Jamita is a party, except where the failure to comply could not reasonably be expected to have a Company Material Adverse Effect. Jamita is not in default under any of such policies or binders, and Jamita has not failed to give any notice or to present any claim under any such policy or binder in a due and timely fashion. Such policies and binders provide sufficient coverage, in the reasonable opinion of Jamita and the Stockholders, for the risks insured against, are in full force and effect on the date hereof and shall be kept in full force and effect by Jamita through the Closing Date. Disclosure Schedule
4.18 contains a complete and accurate list of all open or unresolved claims made pursuant to any insurance policy maintained by Jamita. As of the Closing, Jamita shall have made any and all claims that, to the knowledge of Jamita and the Stockholders, it is entitled to make in accordance with the terms of any insurance policy maintained by Jamita.

         4.19 PURCHASE COMMITMENTS. As of the date of this Agreement, all Contracts or commitments for the purchase of Inventory by Jamita were made in the ordinary course of business consistent with past practice. No outstanding purchase or outstanding lease commitment of Jamita presently is in excess of the normal, ordinary and usual requirements of its business.

         4.20 SUPPLIERS. Disclosure Schedule 4.20 contains a complete and accurate list of the ten largest suppliers of Jamita during Jamita's last fiscal year, showing the approximate total purchases by Jamita from each such supplier during each of the last two fiscal years. To the knowledge of Jamita and the Stockholders, since the Closing Balance Sheet Date, there has been no material adverse change in the business relationship with any supplier named in Disclosure Schedule 4.20 and no threat or indication that any such change is reasonably foreseeable.

         4.21 BANK ACCOUNTS. Disclosure Schedule 4.21 contains a true and correct list of the names of each bank, savings and loan, or other financial institution in which Jamita has an account, including cash contribution accounts, and the names of all Persons authorized to draw thereon or with access thereto.

         4.22 EMPLOYEE BENEFIT PLANS. Jamita has not had and has no employees, employee plans, Pension Plans, Multiemployer Plans, or Welfare Plans.

         4.23 NO BROKERS. Jamita does not and will not have any obligation to pay any finder's fee, brokerage commission or similar payment in connection with the transactions contemplated hereby. Any such fee payable by any Stockholders is solely the obligation of such Stockholders.

         4.24 NO OTHER AGREEMENTS TO SELL THE ASSETS OR CAPITAL STOCK OF JAMITA. Neither Jamita nor the Stockholders has any legal obligation, absolute or contingent, to any other Person to sell or effect a sale of the capital stock of Jamita or to effect any merger, consolidation or the reorganization of Jamita or to enter into any agreement or cause the entering into of an agreement with respect thereto, other than as set forth herein.

         4.25 BOOKS AND RECORDS. Jamita has made and kept (and given the Buyer access to) Books and Records and accounts, which, accurately and fairly reflect the activities of Jamita.

         4.26 MATERIAL MISSTATEMENTS OR OMISSIONS. To the knowledge of Jamita and the Stockholders, no representations or warranties by Jamita or the Stockholders in this Agreement, nor any document, exhibit, statement, certificate or schedule furnished or to be furnished to the Buyer pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary to make the statements or facts contained therein not misleading.

         4.27 INVESTMENTS. Jamita does not own or have the right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or entity, other than (i) non-controlling investments made in the ordinary course of business and corporate partnering, development, cooperative marketing and similar undertakings and arrangements entered into in the ordinary course of business, and (ii) other investments of less than $10,000 in the aggregate.

         4.28 INSIDER INTERESTS. Disclosure Schedule 4.28 sets forth all material contracts, agreements with and other obligations to officers, directors, employees or shareholders of Jamita and their affiliates. Except as set forth in Disclosure Schedule 4.28, no officer, director or shareholder of Jamita, and no entity controlled by any such officer, director or shareholder, and no relative or spouse who resides with any such officer, director or shareholder (i) owns, directly or indirectly, any material interest in any Person that is or is engaged in business, other than on an arm's-length basis, as a competitor, lessor, lessee, customer or supplier of Jamita or (ii) owns, in whole or in part, any tangible or intangible property that Jamita uses in the conduct of its business.

         4.29 COMPLIANCE WITH LAWS AND ORDERS.

                  4.29.1 COMPLIANCE. Except as set forth in Disclosure Schedule 4.29.1, Jamita (including each and all of its operations, practices, properties, contracts, agreements and assets) is in compliance with all applicable Laws, Orders and Regulations, including, without limitation, those applicable to discrimination in employment, tax, education, insurance, brokering and referral, advertising, occupational safety and health, trade practices, competition, pricing and billing, zoning, building and sanitation, employment, retirement and labor relations, product advertising and the environmental laws, except where the failure to comply could not reasonably be expected to have a Company Material Adverse Effect. Except as set forth in Disclosure Schedule 4.29.1, neither Jamita nor any Stockholder has received notice of any violation or alleged violation of, and is subject to no liability for past or continuing violation of, any Laws, Orders or Regulations which could, in any one case or in the aggregate, reasonably be expected to have a Company or Buyer Material Adverse Effect. All reports and returns required to be filed by Jamita with any Government Entity have been filed, and were accurate and complete when filed. Without limiting the generality of the foregoing, the operation of Jamita's business as it is now conducted does not, nor does any condition existing at any of its facilities, in any manner constitute a nuisance or other tortuous interference with the rights of any person or persons in such a manner as to give rise to or constitute the grounds for a suit, action, claim or demand by any such person or persons seeking compensation or damages or seeking to restrain, enjoin or otherwise prohibit any material aspect of the conduct of such business or materially affect the manner in which it is now conducted which could, in any one case or in the aggregate, reasonably be expected to have a Company or Buyer Material Adverse Effect.

                  Jamita has made all required payments to its unemployment compensation reserve accounts with the appropriate governmental departments of the states where it is required to maintain such accounts, and each of such accounts has a positive balance.

                  4.29.2 LICENSES AND PERMITS. To the knowledge of Jamita and the Stockholders, Jamita has all licenses, permits, approvals, authorizations and consents of all Government Entities and all certification organizations required for the conduct of the business (as presently conducted) and operation of its facilities, except for those Permits that could not reasonably be expected to have a Company Material Adverse Effect if not obtained. All such licenses, permits, approvals, authorizations and consents are described in Disclosure Schedule 4.29.2, are in full force and effect and will not be affected or made subject to loss, limitation or any obligation to reapply as a result of the transactions contemplated hereby. Except as set forth in Disclosure Schedule 4.29.2, Jamita (including its business, operations, properties and assets) is and has been in compliance with all such permits and licenses, approvals, authorizations and consents, except for those Permits that could not reasonably be expected to have a Company Material Adverse Effect if not obtained.

         4.30 SECURITIES ACT OF 1933. Each Stockholder is acquiring the CKHI Stock for investment purposes, solely for his or her own account and not as a nominee or agent for any other person and not with a view to, or for offer or sale in connection with, any distribution thereof within the meaning of the Securities Act of 1933, as amended (the "Act"), that would be in violation of the securities laws of the United States of America or any state thereof, without prejudice, however, to such Stockholder's right at all times to sell or otherwise dispose of all or any part of the CKHI Stock pursuant to an effective registration statement under the Act or pursuant to an exemption from the registration requirements of the Act.

         4.31 DEFINITION OF KNOWLEDGE. Wherever in this Agreement a warranty or representation is qualified by a word or phrase referring to Jamita's or the Stockholders knowledge, it shall mean, with respect to Jamita, the actual knowledge of Larry G. Rowedder and/or Michael Rutherford, and with respect to the Stockholders, the actual knowledge of each Stockholder.

                                    ARTICLE 5

                   REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby represents and warrants to the Stockholders as follows:

         5.1 ORGANIZATION OF BUYER. CKHI is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and the Acquisition Corp is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida, with full corporate power and authority to own, lease, and operate their properties and to carry on their businesses as presently conducted by them. Except as set forth in Disclosure
Schedule 5.1 or the Disclosure Package (defined below), CKHI and the Acquisition Corp are duly qualified to do business as a foreign corporation and are in good standing in each jurisdiction in which such qualification is necessary under the applicable law as a result of the conduct of their business or the ownership of their properties except where the failure to be so qualified and in good standing would not have a Buyer Material Adverse Effect. Each jurisdiction in which CKHI and the Acquisition Corp are qualified to do business as a foreign corporation is listed in Disclosure Schedule 5.1.

         5.2 AUTHORIZATION. The Buyer has all necessary corporate power and authority and has taken all corporate action necessary to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder, and no other proceedings on the part of the Buyer are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Buyer and is a legal, valid and binding obligation of the Buyer enforceable against them in accordance with its terms, except as may be limited by (i) bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditors' rights generally and (ii) the general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

         5.3 NO CONFLICT OR VIOLATION. Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby will result in (a) a violation of or a conflict with any provision of the Certificate or Articles of Incorporation or bylaws of the Buyer, (b) a breach of, or a default under, any term or provision of any contract, agreement, indebtedness, lease, commitment, license, franchise, permit, authorization or concession to which the Buyer is a party, which breach or default could reasonably be expected to have a Buyer Material Adverse Effect on the business or financial condition of the Buyer or its ability to consummate the transactions contemplated hereby or (c) to the knowledge of Buyer, a violation by the Buyer of any statute, rule, regulation, ordinance, code, order, judgment, writ, injunction, decree or award, which violation could reasonably be expected to have a Buyer Material Adverse Effect on the business or financial condition of the Buyer, or its ability to consummate the transactions contemplated hereby.

         5.4 DISCLOSURE. CKHI has made available to Jamita and the Stockholders a disclosure package consisting of the following documents filed by CKHI with the Securities and Exchange Commission: (a) Form 10SB and (b) Form 10Q/SB (collectively referred to as the "Disclosure Package"). To the knowledge of CKHI, the Disclosure Package does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which such statements were made, not misleading. To the knowledge of Buyer nothing has occurred after the date of the documents contained in the Disclosure Package that would individually or in the aggregate have a Buyer Material Adverse Effect.

         5.5 CONSENTS AND APPROVALS. Except as set forth on Disclosure Schedule 5.5, no notice to, declaration, filing or registration with, or authorization, consent or approval of, or permit from, any domestic or foreign governmental or regulatory body or authority, or any other person or entity, is required to be made or obtained by the Buyer in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

         5.6 NO UNDISCLOSED LIABILITIES. Except as set forth in Disclosure
Schedule 5.6 or in the Disclosure Package, to the knowledge of Buyer, Buyer has no liabilities or obligations (absolute, accrued, contingent or otherwise) except (i) liabilities that are reflected and reserved against on the financial statements included in CKHI's Form 10SB that have not been paid or discharged since the date thereof and (ii) liabilities incurred by Buyer since the date thereof in the ordinary course of business consistent with past practice and in accordance with this Agreement (none of which relates to any breach of contract, breach of warranty, tort, infringement or violation of law or arose out of any complaint, action, suit or proceeding except those which individually or in the aggregate could reasonably be expected to result in a Buyer Material Adverse Effect.

         5.7 CAPITALIZATION. The authorized capital stock of CKHI consists of 50,000,000 shares of Common Stock, $.001 par value per share, which as of May 31, 2000, approximately 14,750,000 shares are issued and outstanding, and (ii) 5,000 shares of Preferred Stock, no par value per share, which as of May 31, 2000, 2,000 shares were issued and outstanding. All of the issued and outstanding shares of CKHI's Stock are, and all shares of CKHI's Stock to be issued pursuant to this Agreement will be, duly authorized, validly issued, fully paid and non-assessable.

         5.8 LITIGATION. There is no charge, complaint, action, order, writ, injunction, judgment or decree outstanding or claim, suit, litigation, proceeding, labor dispute, arbitrable action or investigation (collectively, "Actions") pending or, to the knowledge of the Buyer, threatened against, relating to or affecting (i) the Buyer or its assets or the operation of the business of the Buyer as currently operated and as proposed to be operated, (ii) any Employee Plan of Buyer or any trust or other funding instrument, fiduciary or administrator thereof or (iii) the transactions contemplated by this Agreement, before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, any of which is reasonably expected to result in a loss not covered by insurance in excess of $50,000 or reasonably expected to have a Buyer Material Adverse Effect. To the knowledge of the Buyer, the Buyer is not in default with respect to any judgment, order, writ, injunction or decree of any court or governmental agency, and there are no unsatisfied judgments against the Buyer or the business of the Buyer. To the knowledge of the Buyer, there is not a reasonable likelihood of an adverse determination of any pending Actions that could, individually or in the aggregate, reasonably be expected to result in the payment of a judgment in excess of $50,000 or reasonably be expected to result in a Buyer Material Adverse Effect. Except as set forth in Disclosure Schedule 5.8, each Action pending or, to the knowledge of the Buyer, threatened (whether or not disclosed in Disclosure Schedule 5.8) is covered by insurance and each such applicable insurance policy is described in Disclosure Schedule 5.8 and is in full force and effect, and, except as set forth in Disclosure Schedule 5.8, Buyer has not received any notice or, to the knowledge of Buyer, threat of cancellation, limitation or noncoverage.

         5.9 COMPLIANCE WITH LAW; PERMITS. Except as set forth in Disclosure
Schedule 5.9 or in the Disclosure Package, to the knowledge of the Buyer, the Buyer and the conduct of the business of the Buyer are in compliance with all applicable Regulations or judgments, decisions or orders entered by any federal, state, local, or foreign court relating to the Buyer or its assets, except where the failure to comply could not reasonably be expected to have a Buyer Material Adverse Effect. The Buyer has not received any written notice to the effect that, or otherwise been advised that, it is not in compliance with any Regulations, and the Buyer has no reason to anticipate that any currently existing circumstances are likely to result in violations of any such regulations which could, in any one case or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect. To the knowledge of the Buyer, the Buyer has all Permits, authorizations and approvals, all of which are currently valid and in full force and effect, necessary to carry on its business, except for those Permits that could not reasonably be expected to have a Buyer Material Adverse Effect if not obtained.

         5.10 NO BROKERS. Buyer has not incurred by virtue of a contract or an agreement to pay any finder's fee, brokerage commission or similar payment in connection with the transactions contemplated hereby.

         5.11 MATERIAL MISSTATEMENTS OR OMISSIONS. To the knowledge of Buyer, no representations or warranties by the Buyer in this Agreement, nor any document, exhibit, statement, certificate or schedule furnished or to be furnished to the Stockholders pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary to make the statements or facts contained therein not misleading.

         5.12 DEFINITION OF KNOWLEDGE. Wherever in this Agreement a warranty or representations is qualified by a word or phrase referring to Buyer's knowledge, it shall mean the actual knowledge of the Chief Executive Officer, President and/or Chief Financial Officer of Buyer after having made due inquiry of managers of Buyer and its subsidiaries and affiliates who they reasonably believe would be responsible for the relevant information.

                                    ARTICLE 6

              COVENANTS OF THE STOCKHOLDERS, JAMITA, AND THE BUYER

The Stockholders, Jamita and the Buyer covenant and agree with each other as follows:

         6.1 FURTHER ASSURANCES:

                  6.1.1 Upon the terms and subject to the conditions contained herein, the parties agree, both before and after the Closing, (i) to use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, all actions necessary to satisfy the conditions to Closing set forth in Articles 8 and 9 hereof, (ii) to execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the transactions contemplated hereunder, and (iii) to cooperate with each other in connection with the foregoing. Without limiting the foregoing, the parties agree to use their respective commercially reasonable best efforts (i) to obtain all necessary waivers, consents and approvals from other parties to the Contracts and Leases; PROVIDED, HOWEVER, that Jamita shall not be required to make any payments, commence litigation or agree to modifications of the terms thereof in order to obtain any such waivers, consents or approvals, (ii) to obtain all necessary Permits as are required to be obtained under any Regulations, (iii) to defend all Actions challenging this Agreement or the consummation of the transactions contemplated hereby, (iv) to lift or rescind any injunction or restraining order or other court order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, (v) to give all notices to, and make all registrations and filings with third parties, including, without limitations, submissions of information requested by governmental authorities and (vi) to fulfill all conditions to this Agreement. The Buyer, Stockholders and Jamita will promptly commence all actions required under this Section 6.1.1.

                  6.1.2 The Stockholders and the Buyer agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance (including access to books and records) relating to Jamita as are reasonably necessary to respond to notices or audit requests, for the preparation of any return with respect to Taxes or claims for refund, and for the prosecution or defense of any claim, suit or proceeding relating to any proposed adjustment with respect to Taxes.

         6.2 CONDUCT OF BUSINESS. From the date hereof through the earlier to occur of the Closing or the termination of this Agreement, the Stockholders





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shall, except as contemplated by this Agreement, or as consented to by the Buyer in writing, cause Jamita to be operated in the ordinary course and in accordance with past practice and will not take any action inconsistent with this Agreement or with the consummation of the Closing. Without limiting the generality of the foregoing, Jamita shall not, and, with respect to Jamita, the Stockholders shall not, except as specifically contemplated by this Agreement, as set forth in Disclosure Schedule 6.2, or as consented to by the Buyer in writing:

                  (a) change or amend the Organizational Documents of Jamita;

                  (b) enter into, extend, materially modify, terminate or renew any Lease or any Contract, except modifications, extensions or renewals of Contracts in the ordinary course of business;

                  (c) sell, assign, transfer, convey, lease, mortgage, pledge or otherwise dispose of or encumber any of the Assets or any interests therein except in the ordinary course of business and, without limiting the generality of the foregoing, Jamita will maintain, dispose of, and sell Inventory consistent with past practices;

                  (d) incur any liability for indebtedness for borrowed money, guarantee the obligations of others, indemnify or agree to indemnify others or, except in the ordinary course of business, incur any other liability;

                  (e) (i) take any action with respect to the grant of any bonus, severance or termination pay (otherwise than pursuant to policies or agreements of Jamita in effect on the date hereof that are described on the Disclosure Schedules) or with respect to any increase of benefits payable under its severance or termination pay policies or agreements in effect on the date hereof or increase in any manner the compensation or fringe benefits of any employee of Jamita or pay, any benefit not required by any existing Employee Plan or policy, other than as set forth in Disclosure Schedule 6.2;

                           (ii) make any change in the key management structure
of Jamita, including, without limitation, the hiring of additional officers or the termination of existing officers;

                           (iii) adopt, enter into or amend any Employee Plan,
agreement (including, without limitation, any collective bargaining or employment agreement), trust, fund or other arrangement for the benefit or welfare of any employee, except for any such amendment as may be required to comply with applicable regulations; or

                           (iv) fail to maintain all Employee Plans in
accordance with applicable Regulations;

                  (f) acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all of the assets of, or otherwise acquire any material assets or business of, any corporation, partnership, association or other business organization or division thereof or acquire any Subsidiary;

                  (g) willingly allow or permit to be done any act by which any of the Insurance Policies may be suspended, impaired or canceled;

                  (h) enter into, renew, modify or revise any agreement or transaction relating to Jamita with any of their Affiliates;

                  (i) fail to maintain the Assets in substantially their current state of repair, excepting normal wear and tear, or fail to replace (consistent with past practice) inoperable, worn-out or obsolete or destroyed Assets;

                  (j) make any loans or advances relating to Jamita to any partnership, firm, individual, or corporation, except for expenses incurred in the ordinary course of business consistent with past practice;

                  (k) fail to comply in all material respects with all Regulations applicable to Jamita and the Assets;

                  (l) change any of the accounting methods or practices of Jamita as historically applied or make any new elections or change any existing elections with respect to Taxes;

                  (m) intentionally do any other act which would cause any representation or warranty of Jamita or the Stockholders in this Agreement to be or become untrue, or any covenant in this Agreement to be breached, in any material respect;

                  (n) fail to use reasonable efforts consistent with past business practice to (i) maintain Jamita so that the services of their officers, employees, consultants and agents will remain available to it on and after the Closing Date, (ii) maintain existing relationships with suppliers, customers and others having business dealings with Jamita and (iii) otherwise preserve the goodwill of the business of Jamita so that such relationships and goodwill will be preserved on and after the Closing Date;

                  (o) enter into any agreement, or otherwise become obligated, to do any action prohibited hereunder;

                  (p) except as set forth in Disclosure Schedule 6.2, declare, set aside for payment, or pay any dividend or distribution in respect of any capital stock of Jamita; redeem, purchase or otherwise acquire any of Jamita' equity securities; pay any bonus, fee or other payment; or otherwise transfer any of the Assets to or on behalf of any Stockholder or any Affiliate of Jamita, including, without limitation, any payment of principal of or interest on any debt owed to any of the foregoing or any payment of a bonus, fee or other payment to any of the foregoing as an employee of Jamita; or

                  (q) fail to comply with all applicable filing, payment, withholding, collection and record retention obligations under all applicable federal, state, local or foreign Tax laws.

         6.3 RECORDS. The parties shall have prepared and made available (or, in the case of a portion of a period ending on the Closing Date, will prepare and make available before the Closing) to the other parties all books and working papers that clearly demonstrate the income and activities of the parties for any period or any portion of a period ending on or prior to the Closing Date.

         6.4 ACCESS OF THE BUYER. Jamita shall allow the Buyer, its counsel, accountants, and other representatives, at Buyer's sole cost and expense, during regular business hours to make such inspection of the Assets and to inspect and make copies of Contracts, Books and Records or other information requested by the Buyer and related to the operation of the business of Jamita, including historical financial information concerning the business of Jamita. Jamita shall furnish to the Buyer at the their sole cost and expense, promptly upon request
(i) all such additional documents and information with respect to the affairs of Jamita relating to their business or (ii) access to Personnel and to Jamita accountants and counsel as the Buyer or its counsel or accountants may from time to time reasonably request and shall instruct such Personnel, accountants and counsel to cooperate with the Buyer, and to provide such information as the Buyer and such representatives may request, at Buyer's sole cost and expense, in all cases only to the extent the foregoing relate to the subject matter of this Agreement. Buyer shall notify the Stockholders if it obtains knowledge of a breach of any of Jamita or the Stockholders' representations, warranties and agreements hereunder during such investigation and Buyer shall provide a





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


reasonable period of time for Jamita and the Stockholders if they choose in their sole discretion, to cure such breach(es), if any, prior to the Closing.

         6.5 FINANCIAL STATEMENTS. Jamita shall provide the Buyer with an unaudited balance sheet and the related statements of income, stockholders' equity and cash flows for each calendar month between the date of this Agreement and the Closing Date within 15 days after the end of each month. Such financial statements shall (i) be in accordance with the books and records of each company consistently applied throughout the periods indicated and (ii) except as disclosed in the notes therein and except for normal year-end accruals not contained therein, present fairly, as of the respective dates thereof or the periods covered thereby, as applicable, the financial position, stockholders' equity, cash flows and results of operations of Jamita.

         6.6 NOTIFICATION OF CERTAIN MATTERS. Between the date of this Agreement and the Closing, the parties shall give prompt notice to the other parties of
(i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect any time from the date hereof to the Closing Date and (ii) any material failure of the parties or any Affiliate, officer, director, employee, agent or stockholder of the parties to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; PROVIDED, HOWEVER, that such disclosure shall not be deemed to cure any breach of a representation, warranty, covenant or agreement or to satisfy any condition. During the same period, the Stockholders shall promptly notify the Buyer of the occurrence of any breach by the Stockholders or Jamita of any covenant in this Article 7 or of the occurrence of any event that may make the satisfaction of the conditions in
Article 8 impossible or unlikely, and Buyer shall promptly notify the Stockholders of the occurrence of any such breach or event that comes to their attention. Should any such fact or condition require any change in any Disclosure Schedule if the Disclosure Schedule were dated the date of the occurrence or discovery of any such fact or condition, the Stockholders will promptly deliver to the Buyer a supplement to the Disclosure Schedule specifying such change and such delivery shall be deemed to cure any breach of a representation, warranty, covenant or agreement or to satisfy any condition; provided, however, that Buyer shall not be required to Close if any such supplement to the Disclosure Schedules constitutes a Company Material Adverse Effect.

         6.7 NO MERGERS, CONSOLIDATIONS, SALE OF STOCK, ETC. Prior to the earlier of the Closing or the termination of this Agreement, neither Jamita or the Stockholders will, directly or indirectly, solicit any inquiries or proposals or enter into or continue any discussions, negotiations or agreements relating to the sale or exchange of the Jamita capital stock or the merger of Jamita, or any direct or indirect disposition of a significant amount of the Assets or the business of Jamita, any person other than the Buyer or its affiliates, or provide any assistance or any information to or otherwise cooperate with any person in connection with any such inquiry, proposal or transaction. In the event that Jamita or any of the Stockholders, or any of their respective Affiliates, receives an unsolicited offer for such a transaction or obtains information that such an offer is likely to be made, the Stockholders will provide the Buyer with notice thereof as soon as practical after receipt, including the identity of the prospective purchaser or soliciting party.

         6.8 PAYMENT OF INDEBTEDNESS BY AFFILIATES. Each Stockholder will cause all indebtedness owed to Jamita by such Stockholder or any other Affiliate of such Stockholder to be paid in full on or prior to Closing.

         6.9 APPROVAL OF STOCKHOLDERS. At Closing, Jamita and Stockholders shall deliver a Joint Written Consent of the Board of Directors of Jamita and the Stockholders approving and adopting the Agreement and all other actions contemplated by this Agreement which require approval and adoption by such shareholders and/or Board of Directors.




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


                                    ARTICLE 7

                   CONDITIONS TO THE STOCKHOLDERS' OBLIGATIONS

         The obligations of the Stockholders to consummate the transactions provided for hereby are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by the Stockholders in accordance with Section 10.6 hereof:

         7.1 REPRESENTATIONS, WARRANTIES AND COVENANTS. All representations and warranties of the Buyer contained in this Agreement shall be true and correct in all material respects (except with respect to representations and warranties which are qualified as to materiality or Material Adverse Effect, which representations and warranties shall be true and correct) as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, and the Buyer shall have performed all agreements and covenants required hereby to be performed by it prior to or at the Closing Date.

         7.2 NO GOVERNMENTAL PROCEEDINGS OR LITIGATION. No action by any governmental authority or other person shall have been instituted or threatened for the purpose of enjoining or preventing the transactions contemplated by this Agreement, that (i) questions the validity or legality of the transactions contemplated hereby, (ii) could reasonably be expected to have a Buyer Material Adverse Effect, or (iii) seeks to enjoin consummation of the transactions contemplated hereby or could reasonably be expected to cause any of the transactions contemplated by this Agreement to be rescinded following consummation.

         7.3 DUE DILIGENCE. Jamita and the Stockholders shall be reasonably satisfied, with the results of their due diligence examination of the Buyer.

         7.4 NO INJUNCTION. No injunction or restraining order shall be in effect prohibiting the transactions contemplated hereby.

         7.5 CERTIFICATES. The Buyer will furnish the Stockholders with such certificates of its officers and others to evidence compliance with the conditions set forth in this Article 7 as may be reasonably requested by the Stockholders.

         7.6 CORPORATE DOCUMENTS. The Stockholders shall have received from the Buyer resolutions adopted by the board of directors of the Buyer approving this Agreement and the transactions contemplated hereby, certified by an officer of CKHI.

         7.7 EMPLOYMENT AGREEMENT. At the Closing, Jamita shall have entered into Employment Agreements with Michael Rutherford and Larry G. Rowedder in the forms attached hereto as Composite Exhibit E.

         7.8 ESCROW AGREEMENT. CKHI shall have entered into and delivered to the Stockholders the Escrow Agreement in the form of Exhibit A attached hereto.

         7.9 PLEDGE AGREEMENT. CKHI shall have entered into and delivered to the Stockholders the Pledge Agreement in the form of Exhibit D attached hereto.

         7.10 REGISTRATION RIGHTS AGREEMENT. CKHI shall have entered into and delivered to the Stockholders the Registration Rights Agreement in the form of Exhibit C attached hereto.

         7.11 INITIAL CONSIDERATION. CKHI shall have paid to the Stockholders the Initial Cash and deposited with the Escrow Agent the Escrowed Stock.

         7.12 CLOSING DELIVERIES. Jamita and the Stockholders shall have received at or prior to the Closing all documents set forth in this Article 7 and such other documents, instruments, or certificates of Buyer that they may reasonably request.





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


         7.13 MUTUAL GENERAL RELEASE. Jamita shall have executed a Mutual General Release in favor of the Stockholders in the form as set forth in Exhibit F attached hereto.

                                    ARTICLE 8

                      CONDITIONS TO THE BUYER'S OBLIGATION

         The obligations of the Buyer to consummate the transactions provided for hereby are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, each of which may be waived by the Buyer in accordance with Section 10.6 hereof:

         8.1 REPRESENTATIONS, WARRANTIES AND COVENANTS. All representations and warranties of each of Jamita and the Stockholders contained in this Agreement shall be true and correct in all material respects (except with respect to representations and warranties which are qualified as to Company Material Adverse Effect, which representations and warranties shall be true and correct) as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, Jamita and the Stockholders shall have performed all agreements and covenants required hereby to be performed by any of them prior to or at the Closing Date.

         8.2 NO GOVERNMENTAL PROCEEDINGS OR LITIGATION. No Action by any governmental authority or other person shall have been instituted or threatened for the purpose of enjoining or preventing the transactions contemplated by this Agreement, that (i) questions the validity or legality of the transactions contemplated hereby, (ii) could reasonably be expected to have a Company Material Adverse Effect, or (iii) seeks to enjoin consummation of the transactions contemplated hereby or could reasonably be expected to cause any of the transactions contemplated by this Agreement to be rescinded following consummation.

         8.3 DUE DILIGENCE AND AUDIT. Buyer shall be reasonably satisfied, with the results of its due diligence examination of Jamita and the audits of Jamita by its certified public accountants, all costs and expenses of which Buyer shall pay for.

         8.4 NO INJUNCTION. No injunction or restraining order shall be in effect prohibiting the transactions contemplated hereby.

         8.5 CERTIFICATES. The Stockholders will have furnished the Buyer with such certificates of the officers of Jamita and others to evidence compliance with the conditions set forth in this Article 8 as may be reasonably requested by the Buyer.

         8.6 LIENS. If and as requested by Buyer, any liens specifically designated in Disclosure Schedule 4.4 as needing to be terminated and released shall have been terminated and released.

         8.7 401(k) PLAN. Jamita shall have taken all action necessary to terminate the 401(k) Plan in compliance with applicable law and such terminations shall have no adverse effect on Jamita or the Buyer.

         8.8 RESIGNATION OF OFFICERS AND DIRECTORS. Each officer and director of Jamita shall have resigned from such position.

         8.9 MUTUAL GENERAL RELEASE. Each Stockholder shall have executed a Mutual General Release in favor of the Acquisition Corp, Jamita and CKHI in the form as set forth in Exhibit F attached hereto.

         8.10 ESCROW AGREEMENT. The Stockholders shall have entered into and delivered to the Buyer the Escrow Agreement in the form of Exhibit A attached hereto.

         8.11 EMPLOYMENT AGREEMENT. Messrs. Rutherford and Rowedder shall have entered into and delivered to the Buyer the Employment Agreements in the form of Exhibit E attached hereto.

         8.12 CLOSING DELIVERIES. Buyer shall have received at or prior to the Closing all documents set forth in this Article 8 and such other documents, instruments, or certificates of Jamita and the Stockholders that it may reasonably request including, without limitation, that certain Conditional Termination Agreement in the form attached hereto as Exhibit "G."

                                    ARTICLE 9

                    ACTIONS BY THE STOCKHOLDERS AND THE BUYER
                                AFTER THE CLOSING

         9.1 BOOKS AND RECORDS. The Stockholders and the Buyer agree that each will cooperate with and make available to the other party, during normal business hours, all Books and Records, information and Personnel (without substantial disruption of employment) retained and remaining in existence after the Closing Date that are related to the business of Jamita and that are necessary or useful in connection with any tax inquiry, audit, investigation or dispute, any litigation or investigation or any other matter requiring any such Books and Records, information or Personnel for any reasonable business purpose. The party requesting any such Books and Records, information or Personnel shall bear all of the out-of-pocket costs and expenses (including, without limitation, attorneys' fees, but excluding reimbursement for salaries and employee benefits) reasonably incurred in connection with providing such Books and Records, information or Personnel.

         9.2 SURVIVAL OF REPRESENTATIONS, ETC. All of the representations and warranties made by each party in this Agreement or in any attachment, Exhibit, Disclosure Schedule, certificate, document or list attached to this Agreement shall survive the Closing for the period ending two (2) years after the Closing (and claims based upon or arising out of such representations and warranties may be asserted at any time before such date). Each party hereto shall be entitled to rely upon the representations and warranties of the other party set forth in this Agreement. The termination of the representations and warranties provided herein shall not affect the rights of a party in respect of any Claim made by such party in a writing received by the other party prior to the expiration of the applicable survival period provided herein.

         9.3 INDEMNIFICATION.

                  9.3.1 By the Stockholders.

                           (i) The Stockholders shall jointly and severally
(among the Rowedder Stockholders) and severally but not jointly (between the Rowedder Stockholders and Michael Rutherford) indemnify, save and hold harmless the Buyer, its Affiliates and Subsidiaries, and its Representatives, from and against any and all Damages incurred in connection with, arising out of, resulting from or incident to:

                                    (A) any material breach of any
representation or warranty or the inaccuracy of any representation, made by Jamita or any Stockholder in or pursuant to this Agreement;

                                    (B) any material breach of any covenant or
agreement made by Jamita or any Stockholder in or pursuant to this Agreement which by its terms survives the Closing as provided herein;

                                    (C) the operations of Jamita prior to and as
of the Closing Date;

                                    (D) all Compliance representations disclosed
or required to be disclosed under Sections 4.30,

hereof;

                                    (E) all claims, causes of action, choses in
action, rights of recovery of whatever kind or description against Jamita and/or its Stockholders arising out of goods sold or installed or services performed prior to the Closing; and

                                    (F) all Jamita Taxes owed for periods prior
to and as of the Closing Date.

                           (ii) The Stockholders shall jointly and severally
indemnify, save and hold harmless the Buyer, their Affiliates, Subsidiaries, and Representatives, on an after-tax basis, from and against any and all Jamita Taxes and any and all Damages related to Taxes of Jamita with respect to any Tax year or portion thereof ending on or before the Closing Date (and for any Tax year beginning before and ending after the Closing Date, for the portion of such year ending on the Closing Date).

                           (iii) All payments to be made pursuant to this
Section 9.3.1 shall be paid in cash, and/or CKHI Stock as valued in Section
9.3.11 below, promptly by the Stockholders after the resolution of any dispute between the Stockholders and the indemnified parties regarding the extent and amount of such indemnification.

                  9.3.2 BY THE BUYER. The Buyer shall indemnify, save and hold harmless the Stockholders and their Representatives from and against any and all Damages incurred in connection with, arising out of, resulting from, or incident to (i) any material breach of any representation or warranty or the inaccuracy of any representation, made by the Buyer in or pursuant to this Agreement, (ii) any material breach of any covenant or agreement made by the Buyer in or pursuant to this Agreement which by its terms survives the Closing and (iii) the operations of Jamita after the Closing Date other than those damages resulting from (x) a breach of this Agreement or any agreement entered into between the parties as contemplated by this transaction, (y) any Stockholder acting outside the scope of their duties and/or responsibilities as contemplated in or by this Agreement or any agreement entered into between the parties in connection with this transaction, or (z) willful misconduct of any of the Stockholders. The Buyer shall indemnify, save and hold harmless the Stockholders and their Representatives, on an after-tax basis, from and against any and all Taxes and any and all Damages related to Taxes of Jamita with respect to any Tax year or portion thereof beginning after the Closing Date (and for any Tax year beginning before and ending after the Closing Date, for the portion of such year ending after the Closing Date). All payments to be made pursuant to this Section 9.3.2 shall be paid in cash promptly by the Buyer after the resolution of any disputes between the Buyer and the indemnified parties regarding the extent and amount of such indemnification.

                  9.3.3 LITIGATION. All unresolved disputes between the parties will be settled by a court of competent jurisdiction, without jury trial, in accordance with Section 10.5 hereof.

                  9.3.4 DEFENSE OF CLAIMS. If a claim for Damages (an "Indemnity Claim") is to be made by a party entitled to indemnification hereunder against the indemnifying party, the party claiming such indemnification shall, subject to Section 9.3 hereof, give written notice (a "Claim Notice") to the indemnifying party as soon as practicable after the party entitled to indemnification becomes aware of any fact, condition or event which may give rise to Damages for which indemnification may be sought under this Section 9.3. If any lawsuit or enforcement action is filed against any party entitled to the benefit of indemnity hereunder, written notice thereof shall be given to the indemnifying party as promptly as practicable (and in any event within 15 calendar days after the service of the citation or summons). The failure of any indemnified party to give timely notice hereunder shall not affect rights to indemnification hereunder, except to the extent that the indemnifying party demonstrates actual prejudice caused by such failure. After such notice, the indemnified party against which such claim has been asserted will (upon delivering notice to such effect to the indemnifying party) have the right to undertake, at the indemnifying party's cost and expense, the defense, compromise or settlement of such claim on behalf of and for the account and risk of the indemnifying party, provided that the indemnifying party shall have the opportunity to advise and comment on the Indemnity Claim. The indemnified party will keep the indemnifying party reasonably informed of the progress of any such defense, compromise or settlement. The indemnifying party shall be liable for any settlement of any action effected pursuant to and in accordance with this
Section 9.3 and for any final judgment (subject to any right of appeal), and the indemnifying party agrees to indemnify and hold harmless an indemnified party from and against any Damages by reason of such settlement or judgment.

                  The obligations and liabilities of the parties hereto with respect to their respective indemnities pursuant to this Section 9.3 resulting from any Claim shall be subject to the following additional terms and conditions:

                           (i) The indemnifying party shall have the right to
undertake, by counsel or other representatives of its own choosing, the defense or opposition to such Claim.

                           (ii) In the event that the indemnifying party shall
elect not to undertake such defense or opposition, or within ten (10) days after notice of any such Claim from the indemnified party shall fail to defend or oppose, the indemnified party (upon further written notice to the indemnifying party) shall have the right to undertake the defense, opposition, compromise or settlement of such Claim, by counsel or other representatives of its own choosing, on behalf of and for the account and risk of the indemnifying party (subject to the right of the indemnifying party to assume defense of or opposition to such Claim at any time prior to settlement, compromise or final determination thereof).

                           (iii) Anything in this Section 9.3.4 to the contrary
notwithstanding: (a) the indemnified party shall have the right, at its own cost and expense, to participate in the defense, opposition, compromise or settlement of the Claim; (b) the indemnifying party shall not, without the indemnified party's written consent, settle or compromise any Claim or consent to entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the indemnified party of a release from all liability in respect of such Claim; and (c) in the event that the indemnifying party undertakes defense of or opposition to any Claim, the indemnified party, by counsel or other representative of its own choosing and at its sole cost and expense, shall have the right to consult with the indemnifying party and its counsel or other representatives concerning such Claim and the indemnifying party and the indemnified party and their respective counsel or other representatives shall cooperate in good faith with respect to such Claim.

                  9.3.5 LIABILITY. The provisions of this Section shall cover all liabilities of whatever kind, nature or description relating, directly or indirectly, to liability, litigation (to the extent not covered by insurance) or claims against the Buyer, Jamita or the Stockholders in connection with, arising out of, or relating to services performed or products sold by Jamita or their agents or contractors prior to the Closing.

                  9.3.6 BROKERS AND FINDERS. Pursuant to the provisions of this
Section 9.3, each of the Buyer and the Stockholders shall indemnify, hold harmless and defend the other party from the payment of any and all broker's and finder's expenses, commissions, fees or other forms of compensation which may be due or payable from or by the indemnifying party (and in the case of the Stockholders, if due or payable from or by Jamita), or may have been earned by any third party acting on behalf of the indemnifying party in connection with the negotiation and execution hereof and the consummation of the transactions contemplated hereby.

                  9.3.7 REPRESENTATIVES. No individual Representative of any party shall be personally liable for any Damages under the provisions contained in this Section 9.3. Nothing herein shall relieve either party of any liability to make any payment expressly required to be made by such party pursuant to this Agreement.

                  9.3.8 DAMAGES. As used in this Section 9.3, the term "Damages" shall mean any and all costs, losses, (including, without limitation, diminution in value), Taxes, liabilities, obligations, damages, including payments made pursuant to this Article 9, lawsuits, deficiencies, claims, demands, and expenses (whether or not arising out of third-party claims), including, without limitation, interest, penalties, costs of mitigation, losses in connection with any environmental law (including, without limitation, any clean-up or remedial action), lost profits and other losses resulting from any shutdown or curtailment of operations of the damaged entity, damages to the environment, reasonable attorneys' fees, all amounts which would constitute Damages but for payments received under any insurance policy the premium for which has been paid by any Person that is an Affiliate of the other party, other than the damaged entity, and all amounts paid in investigation, defense or settlement of any of the foregoing. The term "Damages" as used in this Section 9.3 is not limited to matters asserted by third parties against the Stockholders or the Buyer, but includes Damages incurred or sustained by the Stockholders or the Buyer in the absence of third-party claims.

                  9.3.9 MATERIALITY. The parties recognize that many of the representations, warranties and covenants set forth in this Agreement are qualified by the term "MATERIAL". For purposes of this Agreement, the parties hereby agree that a "MATERIAL" event(s) has occurred if the impact of such event(s) has resulted or is reasonably likely to result in costs, expenses and/or damages for any event(s) singularly or in the aggregate in excess of Fifty Thousand Dollars ($50,000.00).

                  9.3.10 PAYMENTS. The parties hereby agree that any payment with respect to any indemnity required pursuant to this Section 9.3 may be offset against any payments otherwise due by the indemnified party to the indemnifying party.

                  9.3.11 LIMITATION. The parties agree that the indemnification provisions set forth in this Article shall be limited to all Claims, individually or in the aggregate, in excess of Fifty Thousand Dollars ($50,000.00) (the "Threshold"). Once a Claim(s) exceeds the Threshold, if a party is entitled to indemnification under this Section 9.3, such party shall recover all appropriate funds, as provided in this Section 9.3, only to the extent that such indemnification amount exceeds the Threshold amount. Further, the indemnitors shall not be liable for any liabilities resulting from Claims that are covered by any insurance policy or other indemnity or contribution agreement unless, and only to the extent that, the full limit of such insurance policy, indemnity or contribution agreement has been exceeded. The party entitled to indemnification shall have a duty to mitigate its damages.

                           Notwithstanding the foregoing, the maximum indemnity
obligation of any indemnifying party with respect to any indemnity required pursuant to this Section 9.3 shall not exceed (i) the amount of the Acquisition Consideration which has been paid to the Stockholders at the time such indemnity is required to be paid and (ii) any Acquisition Consideration otherwise required to be paid subsequent to such time. For purposes of this section only, a share of CKHI Stock shall be valued as follows: (1) if the principal market for such stock is a national securities exchange, the 120 day trailing average of the closing prices per share of such stock as reported by such exchange or on a composite tape reflecting transactions on such exchange, (2) if the principal market for such stock is not a national securities exchange and such stock is quoted on The Nasdaq Stock Market ("NASDAQ"), and (i) if actual closing price information is available with respect to such stock, the 120 day trailing average of the closing prices per share of such stock on Nasdaq, or (ii) if such information is not available, the 120 day trailing average of the bid prices per share of such stock on Nasdaq, or (3) if the principal market for such stock is




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not a national securities exchange and such stock is not quoted on Nasdaq, the
120 day trailing average of the closing prices per share of such stock as reported on the OTC Bulletin Board Service or by National Quotation Bureau, Incorporated or a comparable service; PROVIDED, HOWEVER, that if clauses (1),
(2) and (3) of this Section are all inapplicable, or if no trades have been made or no quotes are available for such day, the fair market value of such stock shall be determined as follows: The Stockholders and CKHI shall each appoint an appraiser and the two appraisers appointed shall have fifteen (15) days to appoint a third appraiser. Each of such appraisers shall be engaged in the business of providing appraisals of stock similar to the CKHI Stock. The Stockholders and CKHI shall pay the fee of the appraisers it appoints plus one-half of the third appraiser's fee. Within thirty (30) days following the appointment of the third appraiser, the two originally selected appraisers shall each submit a sealed appraisal to the Stockholders and CKHI. If after the appraisals have been submitted and the Stockholders and CKHI are unable to agree upon an acceptable fair market value within fifteen (15) days, the third appraiser shall select one of the two previously submitted appraisals as the Fair Market Value of a share of CKHI Stock. The selection by the third appraiser shall be final and binding upon the parties. Any delay caused by the appraisal procedures shall cause the closings otherwise contemplated herein to accommodate such delay.

         9.4 CERTAIN TAX MATTERS. The following provisions shall govern the allocation of responsibility as between the Buyer and Jamita on the one hand and the Stockholders on the other hand for certain tax matters following the
Closing:

                  (a) For any Tax years ending on or before the Closing Date, the Stockholders shall prepare or cause to be prepared all Tax Returns for Jamita which are required to (or pursuant to an extension may) be filed after the Closing Date. Subject to the requirements of applicable law, each such Tax Return shall be prepared in a manner consistent with the Jamita's past practices. Each income Tax Return of Jamita shall be submitted to the Buyer at least 30 days prior to the due date (including any extension thereof) for filing such Tax Returns, and the Stockholders shall permit the Buyer to make comments on each such Tax Return prior to the filing thereof. The Stockholders shall file timely or cause to be filed timely such Tax Returns. The Buyer agrees that it will consent to an election of Jamita to close its books for federal tax purposes as of the Closing Date, in accordance with Section 1362(e)(3) of the Internal Revenue Code of 1986, as amended, and that the "S short year" of Jamita (as such term is defined in Code Section 1362(e)) ending on the Closing Date will be considered a Tax year ending on the Closing Date for purposes of this
Section 9.4. Jamita and the Stockholders agree that they will consent to an election pursuant to Section 338(h)(10) of the Code by filing Form 8023 such that Jamita shall be treated as having sold all of its assets at the Effective Date at fair market value in a single transaction and shall be treated as a new corporation which purchased all of such assets as of the beginning of the day after the Effective Date.

                  (b) The Buyer, Jamita, and the Stockholders shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section 9.4 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include provision of appropriate powers of attorney or similar authorizations, the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. CKHI shall retain all books and records with respect to Tax matters pertinent to Jamita relating to any tax periods and shall abide by all record retention agreements entered into with any taxing authority, and shall give the Stockholders reasonable written notice prior to transferring, destroying or discarding any such book and records prior to the expiration of the applicable statute of limitations for that tax period, and if the Stockholders so request in the event of any proposed destruction or discarding of the books and records, CKHI shall allow the Stockholders to take possession





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



of such books and records. Buyer and the Stockholders shall, upon request, use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby). Each party shall pay its own expenses incurred in complying with this Section 9.4(b).

                  (c) The Stockholders shall, at their expense, be entitled to control any Tax audit of Jamita to the extent such audit affects or may affect the amount or character of income, gain or loss includible by the Stockholders for periods or portions thereof ending on or before the Closing Date. The Buyer shall control all Tax audit issues of Jamita that the Stockholders are not entitled, or does not elect, to control.

                                   ARTICLE 10

                                  MISCELLANEOUS

         10.1 TERMINATION.

                  10.1.1 TERMINATION. This Agreement may be terminated at any time prior to Closing:

                           (i) By mutual written consent of the Buyer and the
Stockholders;

                           (ii) By the Buyer or the Stockholders if the Closing
shall not have occurred on or before August 15, 2000;

                           (iii) By the Buyer if there is a breach of any
representation or warranty set forth in Article 4 hereof or any covenant or agreement to be complied with or performed by Jamita or the Stockholders pursuant to the terms of this Agreement which breach constitutes a Company Material Adverse Effect, or the failure of a condition set forth in Article 8 to be satisfied (and such condition is not waived in writing by the Buyer) on or prior to the Closing Date; PROVIDED, HOWEVER, that the Buyer may not terminate this Agreement prior to the Closing if the Stockholders have not had an adequate opportunity to cure such failure or if the Buyer is in breach or default of any provision of this Agreement at that time; or

                           (iv) By the Stockholders if there is a breach of any
representation or warranty set forth in Article 5 hereof or of any covenant or agreement to be complied with or performed by the Buyer pursuant to the terms of this Agreement which breach constitutes a Buyer Material Adverse Effect or the failure of a condition set forth in Article 7 to be satisfied (and such condition is not waived in writing by the Stockholders) on or prior to the Closing Date, PROVIDED, HOWEVER, that the Stockholders may not terminate this Agreement prior to the Closing Date if the Buyer has not had an adequate opportunity to cure such failure or if the Stockholders are in breach or default of any provision of this Agreement at that time.

                  10.1.2 IN EVENT OF TERMINATION. In the event of termination of this Agreement:

                           (i) each party will redeliver all documents, work
papers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same;

                           (ii) no confidential information received by any
party with respect to the business of any other party or its Affiliates shall be disclosed to any third party, unless required by law; and

                           (iii) In the event that this Agreement shall be
terminated pursuant to Section 10.1.1(i) hereof, all obligations of the parties hereto under this Agreement shall terminate and there shall be no liability of any party hereto to any other party and each party hereto shall bear its own expenses incurred in connection with the negotiation, preparation, execution and





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performance of this Agreement. The termination of this Agreement except pursuant to Section 10.1.1(i) shall not affect the right of any party to bring an action for breach of this Agreement.

         10.2 ASSIGNMENT. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by any party without the prior written consent of the other parties; except that the Buyer may, without such consent, assign all of such rights to any lender as collateral security and assign all such rights and obligations to a wholly-owned subsidiary (or a partnership controlled by the Buyer) or subsidiaries of the Buyer or to a successor in interest to the Buyer which shall assume all obligations and liabilities of the Buyer under this Agreement provided that Buyer shall also remain responsible for all obligations and liabilities under this Agreement unless the parties otherwise agree in writing. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, and no other person shall have any right, benefit or obligation under this Agreement.

         10.3 NOTICES; TRANSFER OF FUNDS. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by telecopy, electronic or digital transmission method; the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service; and upon receipt, if sent by certified or registered mail, return receipt requested. In each case notice shall be sent to:

      IF TO THE BUYER:                   Compass Knowledge Holdings, Inc.
                                         2710 Rew Circle
                                         Ocoee, FL 34761
                                         Attention: Rogers W. Kirven, Jr., CEO
                                         Fax:

      If to the Rowedder
      Stockholders:                      c/o Larry G. Rowedder
                                         6944 Foxhill Lane
                                         Cincinnati, OH 45235

      With copies to:                    Graydon Head & Ritchey LLP
                                         1900 Fifth Third Center
                                         511 Walnut Street
                                         Cincinnati, OH 45202
                                         Attention:  John J. Kropp, Esq.
                                         Fax: (513) 651-3836


      If to Michael Rutherford:          2123 Cricketwood Court
                                         Matthews, NC 28104

      If to Jamita:                      Jamita, Inc.
                                         6944 Foxhill Lane
                                         Cincinnati, OH 45236
                                         Attention: Larry G. Rowedder

         or to such other place and with such other copies as any party may designate as to itself by written notice to the others.




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


         10.4 CHOICE OF LAW. This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the internal laws of the State of Florida, United States of America without reference to its choice of law provisions, except with respect to matters of law concerning the internal corporate affairs of any corporate entity which is a party to or the subject of this Agreement, and as to those matters the law of the jurisdiction under which the respective entity derives its powers shall govern.

         10.5 SUBMISSION TO JURISDICTION. Subject to the provisions of Section
10.4 hereof, (i) if Jamita or the Stockholders commence any legal proceedings arising out of or relating to this Agreement or transactions contemplated hereby, such party hereby submits to the exclusive jurisdiction of the United States District Courts for the Middle District of Florida, Orlando Division and of any Florida State court sitting in Orlando, Florida, for purposes of such legal proceedings, and (ii) if Buyer commences any legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby, Buyer hereby submits to the exclusive jurisdiction of the United States District Courts for the Southern District of Ohio and of any Ohio State court sitting in Cincinnati, Ohio, for purposes of such legal proceedings. Each party to this Agreement hereby irrevocably waives, to the fullest extent permitted by law, any objections which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

         10.6 ENTIRE AGREEMENT, AMENDMENTS AND WAIVERS. This Agreement, together with all Exhibits and schedules hereto (including the Disclosure Schedules), constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

         10.7 MULTIPLE COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which, together, shall constitute one and the same instrument.

         10.8 EXPENSES. Except as otherwise specified in this Agreement, the Stockholders shall be responsible for all except $5,000 (which shall be promptly paid by Buyer) of their and Jamita's legal, accounting, out-of-pocket and other expenses incident to this Agreement and to any action taken by such party in preparation for carrying this Agreement into effect. CKHI shall be responsible for its legal, accounting, out-of-pocket and other expenses incident to this Agreement and to any action taken by such party in preparation for carrying this Agreement into effect.

         10.9 INVALIDITY. In the event that any one or more of the immaterial provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

         10.10 TITLES; GENDER. The titles, captions or headings of the Articles and Sections herein, and the use of a particular gender, are for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

         10.11 PUBLICITY. The Buyer in consultation with and following notice to the Stockholders, may issue or make an appropriate press release or public






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announcement after the execution and delivery of this Agreement. Except as required by law, neither Jamita nor any Stockholder may issue any press release or make any public statement regarding the transactions contemplated hereby, without the prior approval of the other parties.

         10.12 CUMULATIVE REMEDIES. All rights and remedies of either party hereto are cumulative of each other and of every other right or remedy such party may otherwise have in equity or at law, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

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


IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on their respective behalf, by their respective officers thereunto duly authorized, all as of the day and year first above written.

                                  "CKHI"

                                   COMPASS KNOWLEDGE HOLDINGS, INC.

                                  By: /s/ Rogers W. Kirven Jr.
                                     ------------------------------

                                  "ACQUISITION CORP"

                                  COMPASS ACQUISITION CORP.

                                  By: /s/ Rogers W. Kirven
                                     ------------------------------
                                     Rogers W. Kirven, CEO

                                  "STOCKHOLDERS"

                                  /s/ Larry G. Rowedder
                                  ---------------------------------
                                  Larry G. Rowedder

                                  /s/ Michael Rutherford
                                  ---------------------------------
                                  Michael Rutherford

                                  /s/ Nancy Rowedder
                                  ---------------------------------
                                  Nancy Rowedder

                                  /s/ Tammy Anderson
                                  ---------------------------------
                                  Tammy Anderson

                                  /s/ Mike Rowedder
                                  ---------------------------------
                                  Mike Rowedder

                                  /s/ Gina Rowedder
                                  ---------------------------------
                                  Gina Rowedder

                                  /s/ Jacquelyn Rowedder
                                  ---------------------------------
                                  Jacquelyn Rowedder

                                  /s/ Larry G. Rowedder
                                  ---------------------------------
                                  Larry G. Rowedder as Custodian for
                                  Jessica Anderson under the Ohio
                                  Transfers to Minors Act.

                                  "JAMITA"

                                  JAMITA, INC.

                                   By: /s/ Larry G. Rowedder
                                     ------------------------------




                                       39